     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 2001


                                                   REGISTRATION NUMBER 333-52624

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GRANT PRIDECO, INC.                            DELAWARE                   76-0312499
GP EXPATRIATE SERVICES, INC.                   DELAWARE                   76-0632330
GRANT PRIDECO HOLDING, LLC                     DELAWARE                   76-0635560
GRANT PRIDECO, L.P.                            DELAWARE                   76-0635557
GRANT PRIDECO USA, LLC                         DELAWARE                   51-0397748
STAR OPERATING COMPANY                         DELAWARE                   76-0655528
TA INDUSTRIES, INC.                            DELAWARE                   76-0497435
TEXAS ARAI, INC.                               DELAWARE                   74-2150314
TUBE-ALLOY CAPITAL CORPORATION                  TEXAS                     76-0012315
TUBE-ALLOY CORPORATION                        LOUISIANA                   72-0714357
XL SYSTEMS INTERNATIONAL, INC.                 DELAWARE                   76-0602808
XL SYSTEMS, L.P.                                TEXAS                     76-0324868
(Exact name of registrants as       (States or other jurisdictions     (I.R.S. Employer
  specified in their charters)           of incorporation or         Identification Nos.)
                                            organization)

                       1450 LAKE ROBBINS DRIVE, SUITE 600
                           THE WOODLANDS, TEXAS 77380
                                 (281) 297-8500
  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                              MR. PHILIP A. CHOYCE

                       VICE PRESIDENT AND GENERAL COUNSEL

                              GRANT PRIDECO, INC.
                       1450 LAKE ROBBINS DRIVE, SUITE 600
                           THE WOODLANDS, TEXAS 77380
                                 (281) 297-8500
(Name, address, including zip code, and telephone number including area code, of agent for service)

                                    Copy to:

                                CHARLES H. STILL
                          FULBRIGHT & JAWORSKI L.L.P.
                           1301 MCKINNEY, SUITE 5100
                           HOUSTON, TEXAS 77010-3095
                                 (713) 651-5151

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE
PUBLIC: Approximately 30 days after this registration statement becomes effective or as soon as practicable thereafter.

    If any of the Securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional Securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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--------------------------------------------------------------------------------

PROSPECTUS

                              [GRANT PRIDECO LOGO]

                               OFFER TO EXCHANGE

                     9 5/8% SENIOR NOTES DUE 2007, SERIES B
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                      FOR
                            ANY AND ALL OUTSTANDING
                     9 5/8% SENIOR NOTES DUE 2007, SERIES A
                 ($200,000,000 IN PRINCIPAL AMOUNT OUTSTANDING)

                               THE EXCHANGE OFFER

     The exchange offer expires at 5:00 p.m., New York City time, on , 2001, unless extended.

     The exchange offer is not conditioned upon a minimum aggregate principal amount of outstanding notes being tendered.

     All outstanding notes tendered according to the procedures in this prospectus and not withdrawn will be exchanged for an equal principal amount of exchange notes.

     The exchange offer is not subject to any condition other than that it not violate applicable laws or any applicable interpretation of the staff of the Securities and Exchange Commission.

                               THE EXCHANGE NOTES

     The terms of the exchange notes to be issued in the exchange offer are identical to the outstanding notes, except that we have registered the exchange notes with the Securities and Exchange Commission. In addition, the exchange notes will not be subject to the transfer restrictions applicable to the outstanding notes. We will not apply for listing any of the exchange notes on any securities exchange or to arrange for them to be quoted on any quotation system.

     The exchange notes will be senior unsecured obligations of Grant Prideco, Inc. and will be guaranteed by Grant Prideco's present and future U.S. restricted subsidiaries on a senior unsecured basis. The exchange notes and guarantees will rank equally with any other unsecured indebtedness of Grant Prideco and the subsidiary guarantors but will be effectively junior to any secured indebtedness of Grant Prideco and the subsidiary guarantors to the extent of the value of the security for that indebtedness. In addition, the exchange notes will be effectively junior to any indebtedness of our non-U.S. or unrestricted subsidiaries, none of which will guarantee the exchange notes.

     Interest on the exchange notes will accrue from December 4, 2000 or, if later, from the most recent date of payment of interest on the outstanding notes, at the rate of 9 5/8% per year, payable semi-annually in arrears on each June 1 and December 1.


     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE   OF THIS
PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The date of this Prospectus is April   , 2001.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Forward-Looking Statements..................................    i
Summary.....................................................    1
Risk Factors................................................   11
The Exchange Offer..........................................   15
Use of Proceeds.............................................   24
Description of Exchange Notes...............................   25
Book-Entry, Delivery and Form...............................   55
Certain United States Federal Income Tax Considerations.....   58
Plan of Distribution........................................   62
Legal Matters...............................................   62
Experts.....................................................   62
Where You Can Find More Information.........................   63


                             ---------------------

     You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information included or incorporated by reference in this prospectus or any documents incorporated by reference herein is accurate as of any date other than the date on the front of such documents.

                           FORWARD-LOOKING STATEMENTS


     In this prospectus, we make forward-looking statements. We cannot assure you that the plans, intentions or expectations upon which our forward-looking statements are based will occur. Our forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed elsewhere in this prospectus and the documents that are incorporated by reference into this prospectus. In particular, you should read the section entitled "Risk Factors" beginning on page 11 of this Prospectus as well as our "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Forward-Looking Statements and Exposures" included in our Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated by reference into this Prospectus and outlines many of our assumptions upon which our forward-looking statements are based and the risks associated with such assumptions and statements.



     Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respects from those currently anticipated and reflected in our forward-looking statements. We urge you to carefully consider those factors.


     Our forward-looking statements are expressly qualified in their entirety by this cautionary statement.

                                    SUMMARY

     This summary highlights some basic information from this prospectus to help you understand our business, the exchange notes and the exchange offer. You should read this prospectus carefully to understand fully the terms of the exchange notes and the other considerations that may be important to you.

                                 GRANT PRIDECO


     Grant Prideco is the world's largest manufacturer and supplier of oilfield drill pipe and other drill stem products and one of the leading North American providers of high-performance engineered connections and premium tubing and casing. Our drill stem products are used to drill oil and gas wells while our engineered connections and premium tubing and casing are products used to complete oil and gas wells once they have been successfully drilled. Our customers include major, independent and state-owned oil companies, drilling contractors, oilfield service companies and North American oil country tubular goods (OCTG) distributors. We operate 22 manufacturing facilities located in the United States, Mexico, Canada, Europe, and Asia and 30 sales, service and repair locations globally.



     We conduct our operations through two business segments:



     Drilling Products. Our drilling products segment manufactures and sells a full range of proprietary and API drill pipe, drill collars, heavy weight drill pipe and accessories. These drill stem products make up the principal tools (other than the rig) used for the drilling of an oil or gas well that are located between the rig floor and the bit. Our drilling products are highly engineered tools specifically designed for today's difficult and harsh drilling environments and include a wide variety of sizes, designs and metallurgy. This segment also manufactures drill pipe and other products used in the industrial markets for fiber optic cable installation and water well drilling.



     With increased offshore and natural gas drilling activity, demand for our proprietary line of eXtreme(TM) drilling products has grown. This value-added product line is specifically designed for extreme drilling conditions such as extended reach, directional, horizontal, deep gas, offshore and ultra-deepwater drilling as well as high-temperature, high-pressure and corrosive well conditions. Operators and drilling contractors have embraced this product line as a way to improve their efficiency and assure performance when drilling under these conditions. We believe that our eXtreme product line offers some of the highest-performance drilling products ever brought to market and provides our customers with engineered solutions for some of the most challenging drilling applications.



     Sales of our drilling products are materially affected by the domestic and worldwide rig counts and customer drill pipe inventory levels. Demand for drilling products was very depressed during 1999 and early 2000 due to extremely low drilling activity. Demand increased slowly during 2000 as the North American rig count increased and our customers began to re-deploy their rigs and utilize their existing drill pipe inventory. As we entered into 2001, the demand for all of our drilling products improved significantly such that we currently have a drill pipe backlog of around six months. We expect that this demand and backlog will grow throughout 2001 and into 2002 as offshore and international drilling increases and older drill pipe on existing rigs is replaced.



     Engineered Connections. Our engineered connections segment designs, manufactures and sells a complete line of premium engineered connections and associated premium tubular products and accessories. The term "engineered" connections refers to threaded connections with a gas-tight seal and the ability to handle high torque, tension and pressure. "Premium" tubulars are seamless casing and tubing (as opposed to rolled welded) with high-alloy chemistry and superior burst and collapse-resistance characteristics under harsh conditions. Our connections and premium products are used primarily for the completion of gas wells and offshore and other wells that are drilled in harsh high temperature or high-pressure environments or in environmentally sensitive areas.

     Our premium connection and tubular product offerings include Atlas Bradford(R) premium engineered connections and tubing, TCA(TM) premium casing, Tube-Alloy(TM) vacuum insulated tubing and tubular accessories, and XL Systems(TM) large diameter marine conductors and related installation services. We also provide premium and API threaded couplings and third party connections on specialty, completion and other products. We have been involved in the design and development of premium oilfield connections for over 40 years and are recognized in the industry as one of the leading providers of premium connection technology.



     We generally market and sell our connections either as a service where our connection is threaded on a customer's tubular or tool or as a part of a complete product manufactured or supplied by us, e.g. when we sell our own premium casing, tubing or couplings threaded with our premium connections. The market for premium connections and tubulars is heavily dependent on oil and gas completion activity and, in the case of tubing and casing, the level of distributor inventories of oil country tubular goods.



     For additional information about us and our operations, you should read our Annual Report on Form 10-K for the year ended December 31, 2000, which we have incorporated into this Prospectus by reference.



BUSINESS STRATEGY



     Our principal objective is to maximize shareholder value. In the short term, we intend to accomplish this objective by focusing on the financial performance of our existing businesses and assets. We are currently concentrating on improving the pricing of our products, increasing our sales through increased manufacturing capabilities and market innovation and reducing our manufacturing and other costs. We are beginning to see the preliminary results from actions that were recently implemented and we expect that our efforts will result in higher returns to our shareholders and will allow us to compete effectively in both strong and weak markets.



     Longer term, we believe that our company must position itself for growth beyond that of the rest of the industry. To achieve this goal, our strategy is to build on our core strengths and to take advantage of new opportunities in our industry as they present themselves. In doing so, we intend to:



     - Continually maintain and strengthen our position as the world's leading provider of drill stem products. We expect to accomplish this objective by adding new technologies and products and improving our manufacturing processes and cost structure. We are currently implementing a capital improvement program aimed at improving our efficiency and automating much of our drill pipe manufacturing, with the goal of substantially reducing our manufacturing costs and making our Navasota drill pipe operations the lowest cost operation in the industry. We also intend to pursue additional international expansion opportunities and may seek further integration opportunities where desirable.



     - Improve our threaded connection technology and market position by developing new thread designs either alone or through joint ventures with other industry leaders, such as our connection project for expandable tubulars with Enventure Global Technology, LLC.



     - Add new capabilities that are complimentary to our existing product lines through acquisitions, internal development and strategic joint venture and alliance arrangements, such as our titanium drill pipe joint venture with RTI Energy Systems, Inc. We expect that these new capabilities will build on our strengths in the areas of manufacturing, drilling and natural gas and offshore development and production. We also intend to look for new technologies that will add value to our customers and distinguish us from our competitors.



     - Grow through future opportunistic-based acquisitions. Although future opportunities cannot easily be predicted, our future acquisitions would likely seek to reduce some of the cyclical exposure of our drilling products operations by focusing on secular growth opportunities and businesses that participate in different phases of the drilling and production cycle than we currently do.

THE SPINOFF



     Until April 14, 2000, we were a wholly owned subsidiary of Weatherford International, Inc. We were spun off from Weatherford on April 14, 2000, through a distribution by Weatherford to its stockholders of all of our common stock. As a result Weatherford no longer has an ownership interest in us.


     We were spun off from Weatherford to allow us to develop our own strategy for growth and to fund that growth through our own capital resources. We believe that although many opportunities existed for us to pursue new opportunities and acquisitions in the tubular and drilling industry before the spinoff, we were unable to take full advantage of those opportunities as part of Weatherford. As a business segment of Weatherford, we competed with Weatherford's other businesses for capital, and additional material investments in our businesses were considered to be inconsistent with the strategic direction and focus of Weatherford's other businesses.
                             ---------------------

     Our principal executive offices are located at 1450 Lake Robbins Drive, Suite 600, The Woodlands, Texas 77380, and our telephone number is (281) 297-8500. Our common stock is traded on the New York Stock Exchange under the symbol "GRP."

                               THE EXCHANGE OFFER

BACKGROUND OF THE
OUTSTANDING NOTES..........  We issued $200,000,000 aggregate principal amount of our 9 5/8% Senior Notes due 2007 (the
                             "outstanding notes") to Lehman Brothers Inc., Deutsche Bank Securities Inc., UBS Warburg LLC and Simmons & Company International (the "initial purchasers") on December 4, 2000 in transactions not registered under the Securities Act of 1933 in reliance on exemptions from registration under that act. The initial purchasers then sold the outstanding notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Because they have been sold pursuant to exemptions from registration, the outstanding notes are subject to transfer restrictions.

                             In connection with the issuance of the outstanding notes, we entered into an exchange and registration rights agreement in which we agreed to deliver to you this prospectus and to use our best efforts to complete the exchange offer or to file and cause to become effective a registration statement covering the resale of the outstanding notes.

THE EXCHANGE OFFER.........  We are offering to exchange up to $200,000,000 principal amount of exchange notes for an identical principal amount of outstanding notes. Outstanding notes may be exchanged only in $1,000 increments. The terms of the exchange notes are identical in all material respects to the outstanding notes except that the exchange notes have been registered under the Securities Act. Because we have registered the exchange notes, the exchange notes will not be subject to transfer restrictions and holders of exchange notes will have no registration rights.

RESALE OF EXCHANGE NOTES...  We believe you may offer, sell or otherwise transfer the exchange notes you receive in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

                             - you acquire the exchange notes you receive in the
                               exchange offer in the ordinary course of your business;

                             - you are not participating and have no
                               understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer; and

                             - you are not an affiliate of ours.

                             Each broker-dealer issued exchange notes in the exchange offer for its own account in exchange for outstanding notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes issued in the exchange offer. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.

EXPIRATION DATE............  5:00 p.m., New York City time, on           , 2001,
                             unless we extend the exchange offer. It is possible that we will extend the exchange offer until all outstanding notes are tendered. You may withdraw outstanding notes you tendered at any time before 5:00 p.m.,

                             New York City time, on the expiration date. See "The Exchange Offer -- Expiration Date; Extensions; Amendments."

WITHDRAWAL RIGHTS..........  You may withdraw outstanding notes you tendered by furnishing a notice of withdrawal to the exchange agent or by complying with applicable ATOP procedures at any time before 5:00 p.m. New York City time on the expiration date. See "The Exchange Offer -- Withdrawal of Tenders."

ACCRUED INTEREST ON THE
  EXCHANGE NOTES AND THE
  OUTSTANDING NOTES........  The exchange notes will bear interest from December
                             4, 2000 or, if later from the most recent date of payment of interest on the outstanding notes.

CONDITIONS TO THE EXCHANGE
  OFFER....................  The exchange offer is subject only to the following conditions:

                             - the compliance of the exchange offer with
                               securities laws;

                             - the proper tender of the outstanding notes;

                             - the representation by the holders of the
                               outstanding notes that they are not our
                               affiliate, that the exchange notes they will receive are being acquired by them in the ordinary course of their business and that at the time the exchange offer is completed the holder had no plan to participate in the distribution of the exchange notes; and

                             - no judicial or administrative proceeding shall
                               have been threatened that would limit us from proceeding with the exchange offer.

REPRESENTATIONS AND
  WARRANTIES...............  By participating in the exchange offer, you represent to us that, among other things:

                             - you will acquire the exchange notes you receive
                               in the exchange offer in the ordinary course of your business;

                             - you are not participating and have no
                               understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer; and

                             - you are not an affiliate of ours or, if you are
                               an affiliate, you will comply with the
                               registration and prospectus delivery requirements of the Securities Act to the extent applicable.

PROCEDURES FOR TENDERING
  OUTSTANDING NOTES........  To accept the exchange offer, you must send the exchange agent either

                             - a properly completed and executed letter of
                               transmittal; or

                             - a computer-generated message transmitted by means
                               of DTC's Automated Tender Offer Program (ATOP) system that, when received by the exchange agent will form a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal;

                             and either

                             - a timely confirmation of book-entry transfer of
                               your outstanding notes into the exchange agent's account at DTC; or

                             - the documents necessary for compliance with the
                               guaranteed delivery procedures described below.

                             Other procedures may apply to holders of certificated notes. For mor information, see "The Exchange Offer -- Procedures for Tendering."

TENDERS BY BENEFICIAL
OWNERS.....................  If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender those outstanding notes in the exchange offer, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with the instructions in this prospectus.

GUARANTEED DELIVERY
  PROCEDURES...............  If you are unable to comply with the procedures for tendering, you may tender your outstanding notes according to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer -- Guaranteed Delivery Procedures."

ACCEPTANCE OF OUTSTANDING
NOTES AND DELIVERY OF
  EXCHANGE NOTES...........  If the conditions described under "The Exchange
                             Offer -- Conditions" are satisfied, we will accept for exchange any and all outstanding notes that are properly tendered before the expiration date. If we close the exchange offer, the exchange notes will be delivered promptly following the expiration date. Otherwise, we will promptly return any outstanding notes tendered.

CERTAIN FEDERAL INCOME TAX
  CONSIDERATIONS...........  See "Certain Federal Income Tax Considerations" for
                             a discussion of U.S. federal income tax
                             considerations you should consider before tendering outstanding notes in the exchange offer.

EXCHANGE AGENT.............  United States Trust Company of New York is serving as exchange agent for the exchange offer. The address for the exchange agent is listed under "The Exchange Offer -- Exchange Agent."

                               THE EXCHANGE NOTES

     The form and terms of the exchange notes to be issued in the exchange offer are the same as the form and terms of the outstanding notes except that the exchange notes will be registered under the Securities Act and, accordingly, will not bear legends restricting their transfer. The notes issued in the exchange offer will evidence the same debt as the outstanding notes, and both the outstanding notes and the exchange notes are governed by the same indenture. The following terms are applicable to both the outstanding notes and the exchange notes. In this document, the term "notes" refers to both the outstanding notes and the exchange notes. We define capitalized terms used in this summary in the "Description of Exchange Notes -- Certain Definitions" section of this prospectus.

SECURITIES OFFERED.........  $200.0 million of 9 5/8% Senior Notes due 2007,
                             Series B.

ISSUER.....................  Grant Prideco, Inc., a Delaware corporation.

GUARANTEES.................  All payments with respect to the notes (including principal and interest) will be fully,
                             unconditionally and irrevocably guaranteed on a senior basis, jointly and severally, by all our present and future U.S. restricted subsidiaries. The guarantees are general unsecured obligations of the subsidiary guarantors and rank equally with their existing and future senior unsecured indebtedness, but are effectively junior to all the secured indebtedness of the subsidiary guarantors to the extent of the value of the security for that indebtedness.

MATURITY DATE..............  December 1, 2007.

INTEREST PAYMENT DATES.....  June 1 and December 1, commencing on June 1, 2001.

OPTIONAL REDEMPTION........  We may redeem the notes, in whole or in part, at any time at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption plus a make-whole premium as described under "Description of Exchange Notes -- Optional Redemption."

CHANGE OF CONTROL..........  If a change of control occurs, as described under
                             "Description of Exchange Notes -- Mandatory
                             Redemption; Offers to Purchase; Open Market
                             Purchases -- Change of Control," each holder of notes will have the right to require us to purchase all or a portion of his or her notes at 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase.


RANKING....................  The outstanding notes are, and the exchange notes will be, senior unsecured obligations of Grant Prideco, Inc., ranking equally with the existing and future senior unsecured indebtedness of Grant Prideco, Inc. However, the outstanding notes are, and the exchange notes will be, effectively junior to all our secured indebtedness to the extent of the value of the security for that indebtedness. At December 31, 2000, we had approximately $257.3 million of indebtedness outstanding on a consolidated basis (including the notes), of which $36.2 million is secured indebtedness, and $1.1 million is debt of our non-U.S. subsidiaries, excluding the credit facility, and effectively senior to the notes. However, the indenture permits certain of our subsidiaries to borrow additional debt under one or more credit facilities, all of which could be secured and could therefore be effectively senior to the notes. Further, the outstanding notes are, and the exchange notes will be, effectively junior to all indebtedness of our existing and future non-U.S. subsidiaries and any subsidiaries we designate as unrestricted subsidiaries, because they will not guarantee the notes.

COVENANTS..................  The indenture limits our ability and the ability of our restricted subsidiaries to

                             - sell assets,

                             - make restricted payments,

                             - incur additional indebtedness,

                             - issue or sell preferred stock of restricted
                               subsidiaries,

                             - create or incur liens,

                             - place restrictions on distributions and other
                               payments from restricted subsidiaries,

                             - merge or consolidate with or transfer substantial
                               assets to another entity,

                             - engage in transactions with related persons,

                             - engage in sale and leaseback transactions or

                             - engage in any business other than permitted
                               businesses.

                             These covenants are subject to exceptions, and some of these covenants will be suspended before the notes mature if the notes attain an investment-grade rating in the future and no event of default exists under the indenture. See "Description of Exchange Notes -- Certain Covenants."

                       SUMMARY HISTORICAL FINANCIAL DATA


     The following table sets forth certain of our historical financial data. Until we were spun off on April 14, 2000, we were a wholly owned subsidiary of Weatherford International, Inc. This information has been prepared as if we had been a stand-alone company for the periods presented. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Financial Statements and the Notes thereto, all of which are incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2000. The following information may not be indicative of our future operating results.



                                                      YEAR ENDED DECEMBER 31,
                                        ----------------------------------------------------
                                          1996       1997       1998       1999       2000
                                        --------   --------   --------   --------   --------
                                                (IN THOUSANDS, EXCEPT AS INDICATED)
OPERATING DATA:
Revenues..............................  $367,336   $630,021   $646,454   $286,370   $498,481
Selling, General and Administrative
  Expense.............................    24,417     41,886     46,393     45,742     57,568
Interest Expense(a)...................     7,371     12,976     12,008     11,343     17,005
Operating Income (Loss)(b), (c),
  (d).................................    46,322    115,436    112,884    (33,014)    (4,736)
Net Income (Loss)(b), (c), (d), (e)...    23,588     61,514     65,720    (33,511)   (16,485)
OTHER DATA:
EBITDA, Before Other Charges(f).......  $ 58,840   $142,487   $179,007   $  6,954   $ 49,231
Cash Provided (Used) By Operating
  Activities..........................     9,338      9,872     10,727     65,240    (32,615)
Cash Used by Investing Activities.....   (54,716)   (85,660)   (49,479)   (34,118)   (86,769)
Cash Provided (Used) by Financing
  Activities..........................    44,087     82,688     36,619    (30,988)   121,495
Capital Expenditures(g)...............    16,829     34,813     38,102     19,046     20,891
Ratio of EBITDA to Interest
  Expense(a)..........................       8.0x      11.0x      14.9x       0.6x       2.9x
Ratio of Earnings to Fixed Charges(h),
  (i).................................       5.5x       8.4x       8.8x        --         --
Ratio of Earnings to Fixed Charges,
  Before Other Charges(j).............       5.5x       8.4x      11.4x        --        0.7x
Drill Pipe Sold (in thousands of
  feet)...............................     6,833      9,336     11,076      2,639      4,951
Average Price per Foot (in dollars)...  $  23.10   $  25.90   $  30.90   $  30.10   $  31.30
Backlog at Year End (in millions).....  $  170.3   $  359.8   $   88.9   $   60.4   $  161.2



                                                          AT DECEMBER 31,
                                        ----------------------------------------------------
                                          1996       1997       1998       1999       2000
                                        --------   --------   --------   --------   --------
BALANCE SHEET DATA:
Total Assets..........................  $396,693   $662,598   $738,314   $734,575   $892,564
Current Assets........................   209,527    351,245    350,296    272,038    377,033
Current Liabilities...................   106,969    156,199    144,268    107,401    178,585
Long-Term Debt(k).....................   103,432    127,387    109,265    124,276    219,104
Stockholders' Equity..................   164,220    332,722    445,211    453,856    431,503


---------------


(a) Interest expense includes interest attributed to $100.0 million in debt owed to Weatherford for each period presented based on Weatherford's long-term debt rates of 7.25% through April 14, 2000 and thereafter at 10% per annum, the interest rate on our note issued to Weatherford. This does not necessarily represent what our actual cost of debt would have been had we been a stand-alone entity in each of the periods presented. See Note 8 and 9 to our Financial Statements which are incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2000.

(b) The year ended December 31, 1998 includes $35.0 million of other charges ($22.8 million net of tax) relating to a reorganization and rationalization of our business in light of our industry conditions.



(c) The year ended December 31, 1999 includes $9.5 million of other charges ($6.1 million net of tax) relating to the decision in the fourth quarter of 1999 to terminate our manufacturing arrangement in India, of which $7.8 million involved a purchase deposit that we will not be able to use and $1.7 million represented equipment in India that we do not believe we will be able to recover.



(d) The year ended December 31, 2000 includes $22.1 million of other charges ($14.4 million net of tax). This includes $11.0 million ($7.2 million net of tax) related to inventory write-offs classified as cost of sales and $11.1 million ($7.2 million net of tax) related to asset impairments and other reductions. You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 4 and 20 to our Financial Statements, which are incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2000.



(e) The year ended December 31, 2000 includes cumulative effect of accounting change related to SEC Staff Accounting Bulletin No. 101 of $1.8 million, net of tax.



(f) We calculate EBITDA by taking operating income (loss) and adding back depreciation and amortization and excluding the impact of the other charges discussed in (b), (c) and (d) above for the respective periods of those charges. We have included an EBITDA calculation here because, when we look at the performance of our businesses, we give consideration to their EBITDA. Calculations of EBITDA should not be viewed as a substitute for calculations under generally accepted accounting principles (GAAP), in particular cash flows from operations, operating income (loss) and net income (loss). In addition, EBITDA calculations by our company may not be comparable to those of another company.



(g) Capital expenditures for property, plant and equipment. Excludes the costs related to acquisitions of businesses.



(h) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of pretax income from continuing operations plus fixed charges (excluding capitalized interest). "Fixed charges" represent interest incurred (whether expensed or capitalized), amortization of debt expense, and that portion of rental expense on operating leases deemed to be the equivalent of interest. For the year ended December 31, 1999 and 2000, earnings were insufficient to cover fixed charges by $44.5 million and $27.6 million, respectively. We were a wholly-owned subsidiary of Weatherford until April 14, 2000. The ratios for periods before that date are based on earnings and fixed charges attributable to us during the periods presented, and reflect allocations of certain expenses to us. Although we believe these allocations are reasonable, they are not necessarily indicative of the costs we would have incurred had we not been owned by Weatherford during the periods presented. See Note 1 to our Financial Statements which are incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2000. In particular, our cost of capital, and therefore our fixed charges, may have been higher than those reflected in these ratios had we not been owned by Weatherford during the periods presented.



(i) Giving effect to the offering of the outstanding notes and the repayment in full of the Weatherford note and the credit facility as of January 1, 2000, our pro forma Ratio of Earnings to Fixed Charges for the year ended December 31, 2000 would have been less than 1 to 1 and additional earnings of $32.0 million would be necessary to provide a 1 to 1 ratio. Excluding other charges of $22.1 million discussed in (d) above, our proforma Ratio of Earnings to Fixed Charges for the year ended December 31, 2000 would have been 0.6 to 1.



(j) Excludes other charges discussed in (b), (c) and (d) above. For the year ended December 31, 1999, earnings were insufficient to cover fixed charges by $35.4 million.



(k) Includes $100.0 million indebtedness to Weatherford at December 31, 1996, 1997, 1998 and 1999.

                                  RISK FACTORS


     Your investment in the exchange notes will involve risk. You should carefully consider the following risk factors and the other information set forth or incorporated by reference in this prospectus. In particular, you should read the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Forward-Looking Statements and Exposures" included in our Annual Report on Form 10-K for the year ended December 31, 2000, which describes various risks and exposures of our businesses and operations.



WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO MEET OUR DEBT SERVICE OBLIGATIONS.


     Because our earnings and cash flows have varied significantly from year to year following trends in our industry, an amount of debt that we can manage in some periods may not be appropriate for us in other periods. Our future cash flow may be insufficient to meet our debt obligations and commitments, and any insufficiency could negatively impact our business. Our ability to generate cash flow from operations to pay our debt will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors. We cannot control many of these factors, such as general economic and financial conditions in the oil and gas industry and the economy at large or competitive initiatives of our competitors.

     If we do not generate sufficient cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, or that additional financing could be obtained on acceptable terms, if at all. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms, would materially adversely affect our business, financial condition, results of operations and prospects and our ability to satisfy our obligations under the notes.

WE COULD INCUR A SUBSTANTIAL AMOUNT OF DEBT, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS PROSPECTS AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.


     We had approximately $257.3 million of indebtedness outstanding at December 31, 2000. However, we are permitted under our revolving credit facility and the indenture governing the notes to incur additional debt, subject to certain limitations. If we incur additional debt, our increased leverage could, for example


     - make it more difficult for us to satisfy our obligations under the notes or other indebtedness and, if we fail to comply with the requirements of the indebtedness, could result in an event of default,

     - require us to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities,

     - limit our ability to obtain additional financing in the future for working capital, capital expenditures and other general corporate activities,

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate,

     - detract from our ability to successfully withstand a downturn in our business or the economy generally and

     - place us at a competitive disadvantage against other less leveraged competitors.

     The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the notes.

WE ARE A HOLDING COMPANY, AND WE ARE DEPENDENT ON THE ABILITY OF OUR SUBSIDIARIES TO DISTRIBUTE FUNDS TO US.

     We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests of our subsidiaries. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, applicable state corporate and partnership laws and other laws and regulations. If we are unable to obtain funds from our subsidiaries as a result of restrictions under our other debt instruments, state law or otherwise, we may not be able to pay interest or principal on the notes when due, or to redeem the notes upon a change of control, and we cannot assure you that we will be able to obtain the necessary funds from other sources.

IN THE EVENT OF OUR BANKRUPTCY OR LIQUIDATION, HOLDERS OF THE NOTES WILL BE PAID FROM ANY ASSETS REMAINING AFTER PAYMENTS TO ANY HOLDERS OF SECURED DEBT AND DEBT OF OUR NON-GUARANTOR SUBSIDIARIES.


     The notes will be general unsecured senior obligations of us and our subsidiary guarantors, effectively junior to any secured debt that we may have in the future to the extent of the value of the assets securing that debt. In addition, not all of our subsidiaries will guarantee the notes, which will be effectively junior to the liabilities of any of these non-guarantor subsidiaries. Specifically, none of our present or future non-U.S. subsidiaries and none of our future unrestricted subsidiaries will guarantee the notes. For more information regarding our guarantor and non-guarantor subsidiaries, see
Note 22 to our Financial Statements which are incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2000.


     If we are declared bankrupt or insolvent, or are liquidated, the holders of our secured debt, and any debt of our non-guarantor subsidiaries, will be entitled to be paid from our assets before any payment may be made with respect to the notes. If any of the foregoing events occurs, we cannot assure you that we will have sufficient assets to pay amounts due on our secured debt, the debt of our non-guarantor subsidiaries and the notes. As a result, holders of the notes may receive less, ratably, than the holders of secured debt of the debt of our non-guarantor subsidiaries in the event of our bankruptcy or liquidation.

OUR DEBT INSTRUMENTS IMPOSE RESTRICTIONS ON US THAT MAY AFFECT OUR ABILITY TO SUCCESSFULLY OPERATE THE BUSINESS.


     Our revolving credit facility restricts us, and the terms of the indenture restricts us, from taking various actions, such as incurring additional indebtedness, paying dividends, repurchasing junior indebtedness, making investments, entering into transactions with affiliates, merging or consolidating with other entities and selling all or substantially all of our assets. In addition, our revolving credit facility requires us to maintain certain financial ratios and satisfy certain financial condition tests, a number of which will become more restrictive over time and may require us to take action to reduce our debt or take some other action in order to comply with them. These restrictions could also limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under the revolving credit facility and the indenture. A breach of any of these provisions will likely result in a default under the indenture governing the notes and under our revolving credit facility that would allow those lenders to declare that indebtedness immediately due and payable. If we were unable to pay those amounts because we do not have sufficient cash on hand or are unable to obtain alternative financing on acceptable terms, the lenders could initiate a bankruptcy or liquidation proceeding or proceed against any assets that serve as collateral to secure that indebtedness. Our assets may not be sufficient to repay that amount and the amounts due under the notes in full.

WE MAY NOT BE ABLE TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL.

     If a change of control under the indenture occurs in the future, we will be required to make an offer to purchase all the outstanding notes at a premium, plus any accrued and unpaid interest to the date of purchase. In such a situation, we cannot assure you that we will have enough funds to pay for all of the notes that are tendered under the offer to purchase. If a significant amount of notes are tendered, we will almost certainly have to obtain financing to pay for the tendered notes; however, we cannot be sure we will be able to obtain such financing on acceptable terms, if at all. A change of control may also result in an event of default under our credit facility and agreements governing our future indebtedness and may result in the acceleration of that indebtedness, in which case we will be required to pay that indebtedness. If that indebtedness is secured debt, we will be required to pay that debt to the extent of the value of the assets securing the debt before repurchasing the notes. We urge you to read the information under "Description of Notes -- Mandatory Redemption; Offers to Purchase; Open Market Purchases -- Change of Control" for more information regarding the treatment of a change of control under the indenture.

THE SUBSIDIARY GUARANTEES COULD BE DEEMED FRAUDULENT CONVEYANCES UNDER CERTAIN CIRCUMSTANCES, AND A COURT MAY TRY TO SUBORDINATE OR AVOID THE SUBSIDIARY GUARANTEES.

     Under various fraudulent conveyance or fraudulent transfer laws, a court could subordinate or avoid the subsidiary guarantees. Generally, to the extent that a United States court were to find that at the time one of our subsidiaries entered into a subsidiary guarantee either (x) the subsidiary incurred the guarantee with the intent to hinder, delay or defraud any present or future creditor or contemplated insolvency with a design to favor one or more creditors to the exclusion of others or (y) the subsidiary did not receive fair consideration or reasonably equivalent value for issuing the subsidiary guarantee and, at the time it issued the subsidiary guarantee, the subsidiary
(i) was insolvent or became insolvent as a result of issuing of the subsidiary guarantee, (ii) was engaged or about to engage in a business or transaction for which the remaining assets of the subsidiary constituted unreasonably small capital, or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured, the court could avoid or subordinate the subsidiary guarantee in favor of the subsidiary's other obligations. Among other things, a legal challenge of a subsidiary guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the subsidiary as a result of the issuance of the notes by us. To the extent a subsidiary guarantee is voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the notes would not have any claim against that subsidiary and would be creditors solely of us and any other subsidiary guarantors whose guarantees are not held unenforceable.

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU DO NOT EXCHANGE OUTSTANDING NOTES.

     The outstanding notes that are not exchanged for exchange notes have not been registered with the SEC or in any state. Unless the outstanding notes are registered, they may only be offered and sold pursuant to an exemption from, or in a transaction that is not subject to, the registration requirements of the Securities Act. Depending upon the percentage of outstanding notes exchanged for exchange notes, the liquidity of the outstanding notes may be adversely affected.

THERE MAY NOT BE A LIQUID MARKET FOR RESALE OF THE EXCHANGE NOTES.

     The exchange notes are new securities for which there currently is no market. Although the initial purchasers have informed us that they intend to make a market in the exchange notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. In addition, the market making activity may be limited during the pendency of the exchange offer. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through the Nasdaq National Market.

     The liquidity of, and trading market for the exchange notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of our financial performance and prospects.

THE IRS MAY TREAT OUR RECENT SPINOFF AS TAXABLE IF REPRESENTATIONS MADE TO THE IRS WERE INACCURATE OR IF WE AND WEATHERFORD DO NOT COMPLY WITH THE UNDERTAKINGS MADE TO THE IRS; TAXABLE TREATMENT OF OUR SPINOFF WOULD RESULT IN SIGNIFICANT INDEMNIFICATION LIABILITIES TO US.



     In connection with our spinoff from Weatherford International, Inc. in April 2000, Weatherford sought and received a favorable ruling from the Internal Revenue Service to the effect that, for United States federal income tax purposes, the spinoff generally would be tax-free to Weatherford and its stockholders. It is possible that Weatherford and its stockholders could be subject to a material amount of taxes as a result of the spinoff if the representations and undertakings we and Weatherford made to the IRS in connection with obtaining the tax ruling are determined to be inaccurate. In addition, under the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (including proposed regulations), the spinoff could be determined to be taxable if within two years following the spinoff there were to be a change of control of either Weatherford or Grant Prideco and Weatherford and Grant Prideco were not able to rebut the presumption that the change in control was contemplated at the time of the spinoff.



     Under the terms of an agreement we entered into with Weatherford in contemplation of the spinoff, we will be responsible and liable to Weatherford for any and all corporate-level taxes or liabilities incurred by Weatherford relating to the spinoff except to the extent the spinoff is determined to be taxable solely as a result of a change of control of Weatherford following the spinoff. Our obligation and liability will apply under all other circumstances, regardless of the reason for the spinoff being determined to be taxable. This liability would extend to circumstances within the control of Weatherford as well as circumstances under which it is alleged or determined that there was a breach or misrepresentation, negligent or otherwise, by Weatherford in connection with the expected tax ruling. We also are restricted under another agreement with Weatherford from engaging in certain transactions without the consent of Weatherford that could affect the taxability of the spinoff unless Weatherford receives a supplemental tax ruling or an acceptable tax opinion.



WE HAVE A CONTINUING BUSINESS RELATIONSHIP WITH WEATHERFORD, OUR FORMER PARENT COMPANY, AND CONFLICTS MAY ARISE THAT WE ARE UNABLE TO RESOLVE IN A MANNER AS FAVORABLE TO US AS THEY MIGHT HAVE BEEN WITH AN UNRELATED THIRD PARTY.



     The terms of the agreements we entered into with Weatherford in contemplation of the spinoff were not negotiated on an arm's-length basis and were proposed by Weatherford as our sole stockholder at the time we entered into those agreements. As a result, the terms of those agreements may not reflect the terms that an unrelated third party would have provided to us. Weatherford, as our then sole stockholder, ratified the terms of these agreements before the spinoff, and we have acknowledged that the agreements constitute our valid obligations.



     Persons associated with Weatherford also have a continuing relationship with us. Five current directors of Weatherford, Messrs. Bernard J. Duroc-Danner, Sheldon B. Lubar, William E. Macaulay, Robert K. Moses, Jr. and Robert A. Rayne, represent a majority of our board of directors. In addition, Mr. Duroc-Danner, President, Chief Executive Officer and Chairman of the Board of Directors of Weatherford, serves as our Chairman of the Board.



     As a result of these relationships with Weatherford, conflicts of interest between us and Weatherford may arise and we cannot assure you that those conflicts will be resolved in a manner as favorable to us as they might have been with an unrelated third party.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We issued $200,000,000 aggregate principal amount of outstanding notes to the initial purchasers on December 4, 2000 in transactions not registered under the Securities Act of 1933 in reliance on exemptions from registration under that act. The initial purchasers then sold the outstanding notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Because they have been sold pursuant to exemptions from registration, the outstanding notes are subject to transfer restrictions.

     In connection with the issuance of the outstanding notes, we agreed with the initial purchasers that promptly following the issuance of the outstanding notes, we would:

     - file with the SEC a registration statement related to the exchange notes;

     - use our reasonable best efforts to cause the registration statement to become effective under the Securities Act; and

     - offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for a like principal amount of exchange notes upon the effectiveness of the registration statement.

     Our failure to comply with these agreements within certain time periods would result in additional interest being due on the outstanding notes. A copy of the agreements with the initial purchasers have been filed as exhibits to the registration statement of which this prospectus is a part.

     Based on existing interpretations of the Securities Act by the staff of the SEC described in several no-action letters to third parties, and subject to the following sentence, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by their holders, other than broker-dealers or our "affiliates," without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of outstanding notes who is an affiliate of ours, who is not acquiring the exchange notes in the ordinary course of such holder's business or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

     - will not be able to rely on the interpretations by the staff of the SEC described in the above-mentioned no-action letters;

     - will not be able to tender outstanding notes in the exchange offer; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the outstanding notes unless the sale or transfer is made under an exemption from these requirements.

     We do not intend to seek our own no-action letter, and there is no assurance that the staff of the SEC would make a similar determination regarding the exchange notes as it has in these no-action letters to third parties.

     As a result of the filing and effectiveness of the registration statement of which this prospectus is a part, we will not be required to pay an increased interest rate on the outstanding notes. Following the closing of the exchange offer, holders of outstanding notes not tendered will not have any further registration rights except in limited circumstances requiring the filing of a shelf registration statement, and the outstanding notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the outstanding notes will be adversely affected.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions stated in this prospectus and in the letter of transmittal, we will accept all outstanding notes properly tendered and not withdrawn before 5:00 p.m. New York City time, on the expiration date. After authentication of the exchange notes by the trustee or an authenticating agent, we will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer.

     By tendering your outstanding notes for exchange notes in the exchange offer and signing or agreeing to be bound by the letter of transmittal, you will represent to us that:

     - you will acquire the exchange notes you receive in the exchange offer in the ordinary course of your business;

     - you are not participating and have no understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer;

     - you are not an affiliate of ours or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

     - if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

     - if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of those exchange notes.

     Broker-dealers that are receiving exchange notes for their own account must have acquired the outstanding notes as a result of market-making or other trading activities in order to participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be admitting that it is an "underwriter" within the meaning of the Securities Act. We will be required to allow broker-dealers to use this prospectus following the exchange offer in connection with the resale of exchange notes received in exchange for outstanding notes acquired by broker-dealers for their own account as a result of market-making or other trading activities. If required by applicable securities laws, we will, upon written request, make this prospectus available to any broker-dealer for use in connection with a resale of exchange notes for a period of 90 days after the consummation of the exchange offer. See "Plan of Distribution."

     The exchange notes will evidence the same debt as the outstanding notes and will be issued under and entitled to the benefits of the same indenture. The form and terms of the exchange notes are identical in all material respects to the form and terms of the outstanding notes except that:

     - the exchange notes will be issued in a transaction registered under the Securities Act;

     - the exchange notes will not be subject to transfer restrictions; and

     - provisions providing for an increase in the stated interest rate on the outstanding notes will be eliminated.

     As of the date of this prospectus, $200,000,000 aggregate principal amount of the outstanding notes was outstanding. In connection with the issuance of the outstanding notes, we arranged for the outstanding notes to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.

     This prospectus, together with the accompanying letter of transmittal, is initially being sent to all registered holders as of the close of business on
            , 2001. We intend to conduct the exchange offer as required by the Exchange Act, and the rules and regulations of the SEC under the Exchange Act, including Rule 14e-1, to the extent applicable.

     Rule 14e-1 describes unlawful tender practices under the Exchange Act. This section requires us, among other things:

     - to hold our exchange offer open for twenty business days;

     - to give ten days notice of any change in the terms of this offer; and

     - to issue a press release in the event of an extension of the exchange offer.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered, and holders of the outstanding notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or under the indenture in connection with the exchange offer. We shall be considered to have accepted outstanding notes tendered according to the procedures in this prospectus when, as and if we have given oral or written notice of acceptance to the exchange agent. See
"-- Exchange Agent." The exchange agent will act as agent for the tendering holders for the purpose of receiving exchange notes from us and delivering exchange notes to those holders.

     If any tendered outstanding notes are not accepted for exchange because of an invalid tender or the occurrence of other events described in this prospectus, certificates for these unaccepted outstanding notes will be returned, at our cost, to the tendering holder of the outstanding notes or, in the case of outstanding notes tendered by book-entry transfer, into the holder's account at DTC according to the procedures described below, as promptly as practicable after the expiration date.

     Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes related to the exchange of outstanding notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See "-- Solicitation of Tenders; Fees and Expenses."

     NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO HOLDERS OF OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES TO THE EXCHANGE OFFER. MOREOVER, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER IN THE EXCHANGE OFFER AND, IF SO, THE AMOUNT OF OUTSTANDING NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "expiration date" shall mean 5:00 p.m., New York City time, on
            , 2001, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date to which the exchange offer is extended.

     We expressly reserve the right, in our sole discretion:

     - to delay acceptance of any outstanding notes or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted, if any of the conditions described under "-- Conditions" shall have occurred and shall not have been waived by us;

     - to extend the expiration date of the exchange offer;

     - to amend the terms of the exchange offer in any manner;

     - to purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date;

     - to the extent permitted by applicable law, to purchase outstanding notes in the open market, in privately negotiated transactions or otherwise.

     The terms of the purchases or offers described in the fourth and fifth clauses above may differ from the terms of the exchange offer.

     Any delay in acceptance, termination, extension, or amendment will be followed as promptly as practicable by oral or written notice to the exchange agent and by making a public announcement. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the amendment.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, termination, extension, or amendment of the exchange offer, we shall have no obligation to publish, advise, or otherwise communicate any public announcement, other than by making a timely release to the Dow Jones News Service.

     You are advised that we may extend the exchange offer because some of the holders of the outstanding notes do not tender on a timely basis. In order to give these noteholders the ability to participate in the exchange and to avoid the significant reduction in liquidity associated with holding an unexchanged note, we may elect to extend the exchange offer.

INTEREST ON THE EXCHANGE NOTES

     The exchange notes will bear interest from December 4, 2000 or the most recent date on which interest was paid or provided for on the outstanding notes surrendered for the exchange notes. Accordingly, holders of outstanding notes that are accepted for exchange will not receive interest that is accrued but unpaid on the outstanding notes at the time of tender. Interest on the exchange notes will be payable semi-annually on each June 1 and December 1, commencing on June 1, 2001.

PROCEDURES FOR TENDERING

     Only a holder may tender its outstanding notes in the exchange offer. Any beneficial owner whose outstanding notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee or are held in book-entry form and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on his behalf. If the beneficial owner wishes to tender on his own behalf, the beneficial owner must, before completing and executing the letter of transmittal and delivering his outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     The tender by a holder will constitute an agreement between the holder, us and the exchange agent according to the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

     A holder who desires to tender outstanding notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose outstanding notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

     THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. DELIVERY OF SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT OR DEEMED RECEIVED UNDER THE ATOP PROCEDURES DESCRIBED BELOW. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO US. HOLDERS MAY ALSO REQUEST THAT THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES EFFECT THE TENDER FOR HOLDERS IN EACH CASE AS DESCRIBED IN THIS PROSPECTUS AND IN THE LETTER OF TRANSMITTAL.

Outstanding notes Held in Certificated Form

     For a holder to validly tender outstanding notes held in physical form, the exchange agent must receive, before 5:00 p.m. New York city time on the expiration date, at its address set forth in this prospectus:

     - a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

     - certificates for tendered outstanding notes.

Outstanding notes Held in Book-Entry Form

     We understand that the exchange agent will make a request promptly after the date of the prospectus to establish accounts for the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to their establishment, any financial institution that is a participant in DTC may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account for the outstanding notes using DTC's procedures for transfer.

     If you desire to transfer outstanding notes held in book-entry form with DTC, the exchange agent must receive, before 5:00 p.m. New York City time on the expiration date, at its address set forth in this prospectus, a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC, which is referred to in this prospectus as a "book-entry confirmation," and:

     - a properly completed and validly executed letter of transmittal, or manually signed facsimile thereof, together with any signature guarantees and other documents required by the instructions in the letter of transmittal; or

     - an agent's message transmitted pursuant to DTC's Automated Tender Offer Program.

Tender of Outstanding notes Using DTC's Automated Tender Offer Program (ATOP)

     The exchange agent and DTC have confirmed that the exchange offer is eligible for DTC's Automated Tender Offer Program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer outstanding notes held in book-entry form to the exchange agent in accordance with DTC's ATOP procedures for transfer. DTC will then send a book-entry confirmation, including an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering outstanding notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. If you use ATOP procedures to tender outstanding notes you will not be required to deliver a letter of transmittal to the exchange agent, but you will be bound by its terms just as if you had signed it.

SIGNATURES

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes tendered with the letter of transmittal are tendered:

     - by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" in the letter of transmittal; or

     - for the account of an institution eligible to guarantee signatures.

     If the letter of transmittal is signed by a person other than the registered holder or DTC participant who is listed as the owner, the outstanding notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the outstanding notes on behalf of the registered holder or DTC participant who is listed as the owner, in either case signed as the name of the registered holder(s) who appears on the outstanding notes or the DTC participant who is listed as the owner. If the letter of transmittal or any outstanding notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     If you tender your notes through ATOP, signatures and signature guarantees are not required.

DETERMINATIONS OF VALIDITY

     All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered outstanding notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we shall determine. Although we intend to notify holders of defects or irregularities related to tenders of outstanding notes, neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities related to tenders of outstanding notes nor shall any of them incur liability for failure to give notification. Tenders of outstanding notes will not be considered to have been made until the irregularities have been cured or waived. Any outstanding notes received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their outstanding notes and:

     - whose outstanding notes are not immediately available;

     - who cannot complete the procedure for book-entry transfer on a timely basis;

     - who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date; or

     - who cannot complete a tender of outstanding notes held in book-entry form using DTC's ATOP procedures on a timely basis;

may effect a tender if they tender through an eligible institution described under "-- Procedures for Tendering -- Signatures," or, if they tender using ATOP's guaranteed delivery procedures.

     A tender of outstanding notes made by or through an eligible institution will be accepted if:

     - before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery, that: (1) sets forth the name and address of the holder, the certificate number or numbers of the holder's outstanding notes and the principal amount of the outstanding notes tendered, (2) states that the tender is being made, and (3) guarantees that, within five business days after the expiration date, a properly completed and validly executed letter of transmittal or facsimile, together with a certificate(s) representing the outstanding notes to be tendered in proper form for transfer, or a confirmation of book-entry transfer into the exchange agent's account at DTC of outstanding notes delivered electronically, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the properly completed and executed letter of transmittal or a facsimile, together with the certificate(s) representing all tendered outstanding notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

     A tender made through DTC's Automated Tender Offer Program will be accepted if:

     - before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives an agent's message from DTC stating that DTC has received an express acknowledgment from the participant in DTC tendering the outstanding notes that they have received and agree to be bound by the notice of guaranteed delivery; and

     - the exchange agent receives, within five business days after the expiration date, either: (1) a book-entry conformation, including an agent's message, transmitted via DTC's ATOP procedures; or (2) a properly completed and executed letter of transmittal or a facsimile, together with the certificate(s) representing all tendered outstanding notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of outstanding notes in the exchange offer:

     - a written or facsimile transmission of a notice of withdrawal must be received by the exchange agent at its address listed below before 5:00 p.m., New York City time, on the expiration date; or

     - you must comply with the appropriate procedures of DTC's Automated Tender Offer Program.

     Any notice of withdrawal must:

     - specify the name of the person having deposited the outstanding notes to be withdrawn;

     - identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding notes or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at the depositary to be credited;

     - be signed by the same person and in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the trustee for the outstanding notes to register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

     - specify the name in which any of these outstanding notes are to be registered, if different from that of the person who deposited the outstanding notes to be withdrawn.

     All questions as to the validity, form and eligibility, including time of receipt, of the withdrawal notices will be determined by us, whose determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be judged not to have been tendered according to the procedures in this prospectus for purposes of the exchange offer, and no exchange notes will be issued in exchange for those outstanding notes unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes that have been tendered but are not accepted for exchange will be returned to the holder of the outstanding notes without cost to the holder or, in the case of outstanding notes tendered by book-entry transfer into the holder's account at DTC according to the procedures described above. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time before the Expiration Date.

CONDITIONS

     The exchange offer is subject only to the following conditions:

     - the compliance of the exchange offer with securities laws;

     - the tender of the outstanding notes;

     - the representation by the holders of the outstanding notes that they are not our affiliate, that the exchange notes they will receive are being acquired by them in the ordinary course of their business and that at the time the exchange offer is completed the holder had no plan to participate in the distribution of the exchange notes; and

     - no judicial or administrative proceeding is pending or shall have been threatened that would limit us from proceeding with the exchange offer.

EXCHANGE AGENT

     United States Trust Company of New York, the trustee under the indenture, has been appointed as exchange agent for the exchange offer. In this capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directions. Requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent. You should send certificates for outstanding notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

                                                                       By Registered or
      By Hand Delivery:             By Overnight Courier:              Certified Mail:
 United States Trust Company     United States Trust Company     United States Trust Company
         of New York                     of New York                     of New York
         111 Broadway                    770 Broadway                      Box 843
         Lower Level                      13th Floor                 Peter Cooper Station
      New York, NY 10005              New York, NY 10003              New York, NY 10276
    Attn: Corporate Trust       Attn: Corporate Trust Service       Attn: Corporate Trust
                                            Window

                           By Facsimile Transmission
                       (For Eligible Institutions Only):
                    United States Trust Company of New York
                                 (212) 420-6152
                            Confirm: (800) 548-6565
                                For Information:
                                 (800) 548-6565

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS DESCRIBED ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

SOLICITATION OF TENDERS; FEES AND EXPENSES

     We will bear the expenses of requesting that holders of outstanding notes tender those notes for exchange notes. The principal solicitation under the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph, telephone or telecopier.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection with the exchange offer and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

     We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees and printing costs.

     You will not be obligated to pay any transfer tax in connection with the exchange, except if you instruct us to register exchange notes in the name of, or request that notes not tendered or not accepted in the exchange offer be returned to, a person other than you, you will be responsible for the payment of any applicable transfer tax.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the closing of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes.

PARTICIPATION IN THE EXCHANGE OFFER; UNTENDERED NOTES

     Participation in the exchange offer is voluntary. Holders of the outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all outstanding notes tendered under the terms of, this exchange offer, we will have fulfilled a covenant contained in the terms of the registration agreement. Holders of the outstanding notes who do not tender in the exchange offer will continue to hold their outstanding notes and will be entitled to all the rights, and subject to the limitations, applicable to the outstanding notes under the indenture. Holders of outstanding notes will no longer be entitled to any rights under the registration agreement that by their term terminate or cease to have further effect as a result of the making of this exchange offer. See "Description of the Exchange Notes." All untendered outstanding notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered outstanding notes could be adversely affected. This is because there will probably be many fewer remaining outstanding notes outstanding following the exchange, significantly reducing the liquidity of the untendered notes.

     We may in the future seek to acquire untendered outstanding notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. We intend to make any acquisitions of outstanding notes following the applicable requirements of the Exchange Act, and the rules and regulations of the SEC under the Exchange Act, including Rule 14e-1, to the extent applicable. We have no present plan to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any outstanding notes that are not tendered in the exchange offer.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the exchange offer. We used the proceeds from the issuance of the outstanding notes

     - to repay the Weatherford note and

     - to repay outstanding indebtedness under our revolving credit agreement, some of which was incurred to finance recent acquisitions.

           SOURCES AND USES FOR THE OFFERING OF THE OUTSTANDING NOTES
                                 (in millions)

SOURCE OF FUNDS                       AMOUNT
---------------                       ------
Proceeds of the offering............  $198.8
                                      ------
Total...............................  $198.8
                                      ======


USES OF FUNDS                         AMOUNT
-------------                         ------
Weatherford note....................  $100.0
Credit facility.....................    80.3
Fees and expenses...................     5.7
General corporate purposes..........    12.8
                                      ------
Total...............................  $198.8
                                      ======


     Our $100.0 million note to Weatherford was unsecured, subordinated debt bearing interest at 10% per annum and maturing March 31, 2002. We executed that note in contemplation of our spinoff to represent a portion of historical intercompany indebtedness we owed to Weatherford. At that time, we owed Weatherford approximately $494.7 million, which we incurred for various purposes including (a) the funding of approximately $275.0 million for our acquisitions with cash and stock provided by Weatherford, (b) $129.6 million for purchases of capital equipment for manufacturing and (c) $90.1 million for funding of working capital and third party debt requirements. After we issued the note, but before the spinoff, Weatherford contributed to us substantially all remaining intercompany indebtedness that we owed to Weatherford. The note to Weatherford required that we use a portion of the net proceeds from any debt or equity financing to repay that note, together with any accrued and unpaid interest, in full.


     At December 4, 2000, we had outstanding borrowings of $80.3 million under our revolving credit facility, with an average interest rate of 9.1%. We incurred this debt primarily in connection with increasing our working capital and manufacturing capacity over the past six months and also to fund acquisitions. During October 2000, we purchased a tubular accessories producer for approximately $2.5 million in cash and $1.9 million in deferred and contingent payments and the assets of a manufacturer of drilling tools for the water well, construction and utility boring industries, for approximately $12.3 million in cash, all of which we funded under our credit facility. During November 2000, we also funded under our credit facility a $30.6 million investment in a European metalworking operation.



     Although we repaid our credit facility in connection with the issuance of the outstanding notes, that facility did not terminate. At December 31, 2000, amounts outstanding under the credit facility totaled $32.2 million. We may use future borrowings under our credit facility to make additional acquisitions in the drill stem and engineered connections and premium tubing industries or related businesses. Companies that we acquire outside the U.S. will not guarantee the notes.

                         DESCRIPTION OF EXCHANGE NOTES


     We issued the outstanding notes and will issue the exchange notes under an indenture (the "indenture") by and among us, the Subsidiary Guarantors and United States Trust Company of New York, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act").

     The following description is a summary of those provisions of the indenture that we consider material. It does not restate that agreement in its entirety. The indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. We urge you to read the indenture because it, and not this description, define your rights as holders of the notes. Copies of the indenture are available as set forth below under "Where You Can Find More Information." You can find the definitions of capitalized terms used in this description under the subheading "Certain Definitions." In this description, "the issuer," "we," "us" and "our" refer only to Grant Prideco, Inc. and not to any of its subsidiaries.

BRIEF DESCRIPTION OF THE SECURITIES

     The exchange notes will have identical terms as the outstanding notes, except that they will not be subject to the same restrictions on transfer as the outstanding notes. Any outstanding notes remaining after the exchange offer will be treated as a single issuance of notes with the exchange notes for all practical purposes.

     The outstanding notes are and the exchange notes will be:

     - our senior unsecured obligations;

     - senior in right of payment to any of our future subordinated
       Indebtedness;

     - pari passu in right of payment to our existing and future unsecured Indebtedness that is not by its terms expressly subordinated to the notes;

     - effectively junior in right of payment to our existing and future secured Indebtedness to the extent of the value of the collateral securing that Indebtedness; and

     - guaranteed by all of our existing and future domestic restricted subsidiaries.

     Each guarantee of the notes is:

     - a senior unsecured obligation of the Guarantor;

     - senior in right of payment to any future subordinated Indebtedness of that Guarantor;

     - pari passu in right of payment to any future Indebtedness of that Guarantor that is not by its terms expressly subordinated to the guarantee of the notes; and

     - effectively junior in right of payment to the existing and future secured Indebtedness of that Guarantor to the extent of the value of the collateral securing that Indebtedness.

     All of our existing subsidiaries are "Restricted Subsidiaries" and bound by the covenants contained in the indenture. However, under the circumstances described below under the subheading "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries," we are permitted to designate our Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture, and will not guarantee the notes. Moreover, only our U.S. Restricted Subsidiaries guarantee the notes. See "Subsidiary Guarantees."


PRINCIPAL, MATURITY AND INTEREST


     The outstanding notes and exchange notes combined have a maximum aggregate principal amount of $200.0 million. The notes will mature on December 1, 2007. We will issue the exchange notes in denominations of $1,000 and integral multiples of $1,000.

     Interest on the notes will accrue at the rate of 9 5/8% per annum and will be payable semi-annually in arrears on each June 1 and December 1, commencing on June 1, 2001, to holders of record on the immediately preceding May 15 and November 15. The registered holder of a note will be treated as the owner of the note for all purposes. Only registered holders will have rights under the indenture.

     Interest on the notes will accrue from December 4, 2000 or, if interest has been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Accrued interest on outstanding notes exchanged for exchange notes pursuant to the exchange offer will be applied to the exchange notes, and will not be paid at the time of exchange.

     On one or more occasions, we may issue under the indenture up to $200.0 million aggregate principal amount of additional notes having substantially identical terms to the outstanding notes and exchange notes. Any issuance of additional notes will be subject to the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant described below. The notes and any additional notes would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, for purposes of the indenture and this Description of Exchange Notes, references to the notes include any additional notes actually issued.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a holder has given wire transfer instructions to us, we will pay all principal, interest and premium, if any, on that holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

SUBSIDIARY GUARANTEES

     Each of our existing and future Domestic Subsidiaries, except future Domestic Subsidiaries that we designate as Unrestricted Subsidiaries at the time we create them, will jointly and severally guarantee, on a senior unsecured basis, our obligations under the notes. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors -- Risks Relating to the Notes -- The subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or avoid the subsidiary guarantees."

     In the event of a bankruptcy, liquidation or reorganization of any of our Subsidiaries that are not Guarantors, the non-guarantor Subsidiaries will pay the holders of their Indebtedness, their trade creditors and their preferred stockholders, if any, before they will be able to distribute any of their assets to us. In the event of a bankruptcy, liquidation or reorganization of any of our Guarantor Subsidiaries, our Guarantor Subsidiaries will pay the holders of their secured Indebtedness, if any, to the extent of the value of the assets securing that Indebtedness before they will be able to distribute any of their assets to us. The Guarantor Subsidiaries generated 90% of our consolidated revenues for the year ended December 31, 2000 and held 71% of our consolidated total assets as of December 31, 2000. See Note 22 to our Financial Statements incorporated by reference from our Annual Report on Form 10-K for more detail about the division of our revenues and assets between our Guarantor and non-guarantor Subsidiaries.


     A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving person), another person, other than us or another Guarantor, unless:

          1. immediately after giving effect to that transaction, no Default or Event of Default exists; and

          2. either:

             (a) the person acquiring the property in any such sale or disposition or the person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture and its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the trustee; or

             (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

     The Subsidiary Guarantee of a Guarantor will be released:

          1. upon the sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a person that is not (either before or after giving effect to such transaction) our Subsidiary, if the sale or other disposition complies with the "Asset Sales" provisions of the indenture;

          2. upon the sale or disposition of all of the Capital Stock of a Guarantor to a person that is not (either before or after giving effect to such transaction) our Subsidiary, if the sale complies with the "Asset Sales" provisions of the indenture; or

          3. if we designate any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture.

See "-- Mandatory Redemption; Offers to Purchase; Open Market Purchases -- Asset Sales" and "Designation of Restricted and Unrestricted Subsidiaries."

OPTIONAL REDEMPTION

     We may redeem notes on any one or more occasions prior to their maturity at a redemption price equal to the sum of 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, plus a make-whole premium, if any, described below. In no event will a redemption price be less than 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of redemption.

     The amount of the make-whole premium with respect to any note, or portion thereof, to be redeemed will be equal to the excess, if any, of:

          1. the sum of the present values, calculated as of the date of redemption, of:

             a. each interest payment that, but for such redemption, would have been payable on the note (or portion thereof) being redeemed on each payment date occurring after the redemption date; and

             b. the principal amount that, but for such redemption, would have been payable at the final maturity of the note (or portion thereof) being redeemed; over

          2. the principal amount of the note (or portion thereof) being redeemed.

     The present values of the interest and principal payments referred to in clause (1) above will be determined in accordance with generally accepted principles of financial analysis. These present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the date of redemption at a discount rate equal to the treasury yield described below plus 50 basis points.

     The make-whole premium will be calculated by an independent investment banking institution of national standing appointed by us; provided, however, that if we fail to make the appointment at least 30 days prior to the date of redemption, or if the institution so appointed is unwilling or unable to make the calculation, the calculation will be made by an independent investment banking institution of national standing appointed by the trustee.

     For purposes of determining the make-whole premium, the treasury yield shall be a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the notes, calculated to the nearest 1/12th of a year. The treasury yield will be determined as of the third business day immediately preceding the applicable date of redemption.

     The weekly average yields of United States Treasury Notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15 (519) Selected Interest Rates" or any successor release (the "H.15 Statistical Release"). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the remaining term of the notes, then the treasury yield will be equal to such weekly average yield. In all other cases, the treasury yield will be calculated by interpolation, on a straightline basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the remaining term of the notes and the United States Treasury notes that have a constant maturity closest to and less than the remaining term of the notes (in each case as set forth in the H.15 Statistical Release). Any weekly average yields so calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the treasury yield will be calculated by interpolation of comparable rates selected by the independent investment banking institution.

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

          1. if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          2. if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

     No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption unless we default in our obligation to redeem the notes.

SUSPENDED COVENANTS

     During any period of time that the notes have an Investment Grade Rating from either of the Rating Agencies and no Default has occurred and is continuing under the indenture, we and our Restricted Subsidiaries will not be subject to the provisions of the indenture described below under the following headings under "-- Certain Covenants:

     - "-- Mandatory Redemption; Offers to Purchase; Open Market
       Purchases -- Asset Sales,"

     - "-- Restricted Payments,"

     - "-- Incurrence of Indebtedness and Issuance of Preferred Stock,"

     - "-- Sale and Leaseback Transactions" (except as set forth in that covenant),

     - "-- Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,"

     - "-- Merger, Consolidation or Sale of Assets" (except as set forth in that covenant),

     - "-- Transactions with Affiliates" and

     - "-- Business Activities"

(collectively, the "Suspended Covenants"); provided, however, that the provisions of the indenture described below under the following headings under "-- Certain Covenants":

     - "-- Mandatory Redemption; Offers to Purchase; Open Market Purchases -- Change of Control,"

     - "-- Additional Subsidiary Guarantees,"

     - "-- Liens,"

     - "-- Designation of Restricted and Unrestricted Subsidiaries,"

     - "-- Payments for Consent" and

     - "-- Reports" and

will not be so suspended; and provided further, that if we and our Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, either of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the notes below the Investment Grade Ratings so that the notes do not have an Investment Grade Rating from either Rating Agency, or a Default (other than with respect to the Suspended Covenants) occurs and is continuing, we and our Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, subject to the terms, conditions and obligations set forth in the indenture (each such date of reinstatement being the "Reinstatement Date"), including the preceding sentence. Compliance with the Suspended Covenants with respect to Restricted Payments made after the Reinstatement Date will be calculated in accordance with the terms of the covenant described under "-- Limitation on Restricted Payments" as though such covenant had been in effect during the entire period of time from which the notes are issued. As a result, during any period in which we and our Restricted Subsidiaries are not subject to the Suspended Covenants, the notes will be entitled to substantially reduced covenant protection.

MANDATORY REDEMPTION; OFFERS TO PURCHASE; OPEN MARKET PURCHASES

     We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase the notes as described in the sections entitled "-- Mandatory Redemption; Offers to Purchase; Open Market Purchases -- Change of Control" and "-- Asset Sales." We may at any time and from time to time purchase notes in the open market or otherwise.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control Triggering Event, each holder of notes will have the right to require us to repurchase all or any part, equal to $1,000 or an integral multiple of $1,000, of that holder's notes pursuant to the offer described below (a "Change of Control Offer") at a price in cash (the"Change of Control Payment") equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase. Within 15 business days following any Change of Control Triggering Event, we will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a "Change of Control Payment Date"), pursuant to the procedures required by the indenture and described in such notice.

     We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such conflict.

     On the Change of Control Payment Date, we will, to the extent lawful:

          1. accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

          2. deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

          3. deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased.

     The paying agent will promptly deliver to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

     The Change of Control provisions described above that require us to make a Change of Control Offer will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     The Revolving Credit Facility provides that certain events that would constitute a Change of Control Triggering Event with respect to us would constitute a default under the credit facility. Any future Credit Facilities or other agreements relating to Indebtedness to which we become a party may contain similar restrictions. If a Change of Control Triggering Event occurs, and our lenders under our secured debt are entitled to demand the repayment of that debt, we may be unable to repay that debt and repurchase notes from holders entitled to require us to do so. However, our failure to comply with the foregoing requirement, after appropriate notice and lapse of time, would constitute an Event of Default under each of the indenture and the Revolving Credit Facility. See "Risk Factors -- Risks Relating to the Notes -- We may not be able to repurchase the notes upon a change of control."

     We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of us and our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our Subsidiaries taken as a whole to another person or group may be uncertain.

ASSET SALES

     We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

          1. we, or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

          2. in the case of Asset Sales for consideration exceeding $5.0 million, the fair market value is determined by our Board of Directors and evidenced by a resolution of our Board of Directors set forth in an officer's certificate delivered to the trustee; and

          3. at least 75% of the consideration received in the Asset Sale by us or such Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

             (a) any of our or a Guarantor's secured Indebtedness and any Indebtedness of a Restricted Subsidiary that is not a Guarantor that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases us or such Restricted Subsidiary from further liability; and

             (b) any securities, notes or other obligations received by us or any such Restricted Subsidiary from such transferee that we or our Restricted Subsidiaries contemporaneously, subject to ordinary settlement periods, convert into cash, to the extent of the cash received, in that conversion.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, we may apply those Net Proceeds at our option:

          1. to permanently repay any of our or a Guarantor's secured Indebtedness, or any Indebtedness of a Restricted Subsidiary that is not a Guarantor and, if any Indebtedness repaid under this clause (1) is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; provided, however, that for purposes of this clause (1) only, Indebtedness includes accrued but unpaid interest thereon;

          2. to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

          3. to make a capital expenditure; or

          4. to acquire other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, we may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, we will make a pro rata offer to purchase (an "Asset Sale Offer") to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, we may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be deemed to have been reset at zero.

     We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with repurchases of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Asset Sale provisions of the indenture by virtue of that conflict.

     The Revolving Credit Facility currently prohibits us from purchasing any notes. Any future Credit Facilities or other agreements relating to Indebtedness to which we become a party may contain similar restrictions and provisions.

CERTAIN COVENANTS

RESTRICTED PAYMENTS

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly:

          1. declare or pay any dividend or make any other payment or distribution on account of our or any of our Restricted Subsidiaries' Equity Interests, including, without limitation, any payment in connection with any merger or consolidation involving us or any of our Restricted Subsidiaries, or to the direct or indirect holders of our or any of our Restricted Subsidiaries' Equity Interests in their capacity as such, except for dividends or distributions that are payable in our Equity Interests (other than Disqualified Stock) or payable to us or any of our Restricted Subsidiaries;

          2. purchase, redeem or otherwise acquire or retire for value, including, without limitation, in connection with any merger or consolidation involving us, any of our Equity Interests;

          3. make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

          4. make any Restricted Investment;

all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments," unless, at the time of and after giving effect to such Restricted Payment:

          1. no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

          2. we would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          3. the aggregate amount of that Restricted Payment and all other Restricted Payments made by us and our Restricted Subsidiaries after the date we first issue the notes, excluding Restricted Payments permitted by clauses (2), (3), (4), (6) and (7) of the next succeeding paragraph, is less than or equal to the sum, without duplication, of:

             (a) 50% of our Consolidated Net Income for the period (taken as one accounting period) from the beginning of our fiscal quarter commenced immediately prior to the date we first issue the notes to the end of our most recently ended fiscal quarter for which we have filed financial statements with the Commission (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

             (b) 100% of the aggregate net cash proceeds received by us since the date we first issue the notes as a contribution to our common equity capital or from the issue or sale (other than to a Subsidiary) of our or any of our Restricted Subsidiaries' Equity Interests (other than Disqualified Stock) or from the issue or sale (other than to a Subsidiary) of our convertible or exchangeable Disqualified Stock or our convertible or exchangeable debt securities that have been converted into or exchanged for Equity Interests (other than Disqualified Stock), plus

             (c) to the extent that any Restricted Investment that we or any of our Restricted Subsidiaries makes after the date we first issue the notes is sold for cash or otherwise liquidated or repaid for cash, an amount equal to the lesser of (i) the cash return of capital with respect to any such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

             (d) if we redesignate any Unrestricted Subsidiary as a Restricted Subsidiary after the date we first issue the notes, an amount equal to the lesser of (i) the net book value of our Investment in the Unrestricted Subsidiary at the time the Unrestricted Subsidiary was designated as such and (ii) the fair market value of our Investment in the Unrestricted Subsidiary at the time of the redesignation.

     The preceding provisions will not prohibit:

          1. the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

          2. the redemption, repurchase, retirement, defeasance or other acquisition of any of (a) our Indebtedness or any Indebtedness of any Guarantor that is subordinated to the notes or the guarantees, or (b) our Equity Interests or any Equity Interests of any of our Restricted Subsidiaries, in either case in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to one of our Subsidiaries) of, our Equity Interests (other than Disqualified Stock); provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

          3. the defeasance, redemption, repurchase or other acquisition of our Indebtedness or Indebtedness of any Guarantor that is subordinated to the notes or the guarantees with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

          4. the payment of any dividend by one of our Restricted Subsidiaries to the holders of that Restricted Subsidiary's common Equity Interests on a pro rata basis, so long as we or one of our Restricted Subsidiaries receives at least a pro rata share (and in like form) of the dividend or distribution in accordance with its common Equity Interests;

          5. the repurchase, redemption or other acquisition or retirement for value of any of our or any of our Restricted Subsidiaries' Equity Interests held by any member of our or any of our Restricted Subsidiaries' management pursuant to any management equity subscription agreement, stock option agreement or similar agreement, provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any twelve-month period;

          6. in connection with an acquisition by us or any of our Restricted Subsidiaries, the return to us or any of our Restricted Subsidiaries of Equity Interests of us or our Restricted Subsidiary constituting a portion of the purchase consideration in settlement of indemnification claims;

          7. the purchase by us of fractional shares arising out of stock dividends, splits or combinations or business combinations;

          8. the acquisition in open-market purchases of our common Equity Interests for matching contributions to our employee stock purchase and deferred compensation plans in the ordinary course of business and consistent with past practices; or

          9. other Restricted Payments in an aggregate amount since the date we first issue the notes not to exceed $10.0 million.

provided that, with respect to clauses (2), (3), (5), (8) and (9) above, no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by us or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by our Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, we will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and we will not issue any Disqualified Stock and will not permit any of our Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that (a) we and any Guarantor may incur Indebtedness (including Acquired Debt) and (b) we may issue Disqualified Stock, if, in each case, our Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which we have filed financial statements with the Commission preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.25 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          1. the incurrence by us or any Guarantor of additional Indebtedness and letters of credit under one or more Credit Facilities and guarantees thereof by the Guarantors; provided, however, that the aggregate principal amount of all Indebtedness incurred by us and the Guarantors pursuant to this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of us and our Restricted Subsidiaries thereunder) outstanding at any one time does not exceed $125.0 million;

          2. the incurrence by us and our Restricted Subsidiaries of the Existing Indebtedness;

          3. the incurrence by us of Indebtedness represented by the notes issued and sold in this offering and the incurrence by the Guarantors of the Subsidiary Guarantees of those notes;

          4. the incurrence by us of, or by any of our Restricted Subsidiaries that is a Guarantor, of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in our business or the business of that Restricted Subsidiary, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

          5. the incurrence by us or any of our Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was incurred under the first paragraph of this covenant or clauses (2), (3) or (4) of this paragraph; provided, however, that none of our Restricted Subsidiaries that is not a Guarantor may refund, refinance or replace Indebtedness previously incurred by us or by any of our Restricted Subsidiaries that is a Guarantor;

          6. the incurrence by us or any of our Restricted Subsidiaries of intercompany Indebtedness between or among us and any of our Restricted Subsidiaries; provided, however, that:

             (a) if we or a Guarantor is the obligor on such intercompany Indebtedness, such intercompany Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to, in our case, the notes, and, in the case of a Guarantor, the guarantees; and

             (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a person other than us or one of our Restricted Subsidiaries that is a Guarantor and (ii) any sale or other transfer of any such Indebtedness to a person that is not either us or one of our Restricted Subsidiaries that is a Guarantor shall be deemed, in each case, to constitute an incurrence of such Indebtedness by us or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          7. the incurrence by us or any of our Restricted Subsidiaries of Hedging Obligations;

          8. the guarantee by us or any of the Guarantors of Indebtedness of us or of any of the Guarantors that was permitted to be incurred by another provision of this "-- Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; and

          9. the incurrence by us or any of our Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (9), not to exceed $35.0 million.

     The maximum amount of Indebtedness that we or one of our Restricted Subsidiaries may incur pursuant to this "-- Incurrence of Indebtedness and Issuance of Preferred Stock" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to fluctuations in the exchange rates of currencies.

     For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness, including Acquired Debt, meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (9) above as of the date of incurrence thereof, or is entitled to be incurred pursuant to the first paragraph of this covenant as of the date of incurrence thereof or pursuant to any combination of the foregoing as of the date of incurrence thereof, we shall, in our sole discretion, classify (or later classify or reclassify) in whole or in part, in our sole discretion, such item of Indebtedness in any manner that complies with this covenant. Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form of additional

Indebtedness or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.

LIENS

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, or assume any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens, unless all payments due under the indenture and the notes, or the Subsidiary Guarantees, as applicable, are secured on an equal and ratable basis (or prior to any subordinated Indebtedness) with the obligations so secured until such time as such obligations are no longer secured by a Lien. Under the Revolving Credit Facility, we are not permitted to grant Liens to secure the notes.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          1. pay dividends or make any other distributions on its Capital Stock to us or any of our Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to us or any of our Restricted Subsidiaries;

          2. make loans or advances to us or any of our Restricted Subsidiaries; or

          3. transfer any of its properties or assets to us or any of our Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          1. agreements governing Existing Indebtedness, or any Credit Facilities, as in effect on the date we first issue the notes and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings of any of the foregoing are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

          2. the indenture, the notes and the Subsidiary Guarantees, or any other indenture governing debt securities that are no more restrictive, taken as a whole, with respect to dividend and other payment restrictions than those contained in the indenture and the notes;

          3. applicable law or any applicable rule, regulation or order;

          4. any instrument governing Indebtedness or Capital Stock of a person acquired by us or any of our Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

          5. customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

          6. purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

          7. any agreement (A) for the sale or other disposition of all of the Equity Interests in or all or substantially all of the assets of one of our Restricted Subsidiaries that restricts distributions or asset transfers by that Restricted Subsidiary pending that sale or other disposition or (B) for the sale of a particular asset or line of business of a Restricted Subsidiary that imposes restrictions on the property subject to an agreement of the nature described in clause (3) of the preceding paragraph; or

          8. Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced and that such Permitted Refinancing Indebtedness was permitted to be incurred under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

          9. Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "-- Liens" that limit the right of the debtor to dispose of the assets subject to such Liens; and

          10. provisions with respect to the disposition of specific assets or property in asset sale agreements entered into in the ordinary course of business.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     We will not, directly or indirectly: (1) consolidate or merge with or into another person (whether or not we are the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of us and our Restricted Subsidiaries taken as a whole, in one or more related transactions, to another person; unless:

          a. either: (i) we are the surviving corporation or (ii) the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

          b. the person formed by or surviving any such consolidation or merger (if other than us) or the person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of our obligations under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

          c. immediately before and after such transaction no Default or Event of Default exists; and

          d. we or the person formed by or surviving any such consolidation or merger (if other than us), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption
     "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" provided, however, that this clause (d) shall be suspended during any period in which we and our Restricted Subsidiaries are not subject to the Suspended Covenants.

     In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other person.

     The entity or person formed by or surviving any consolidation or merger (if other than us), or the person to which such sale, assignment, transfer, conveyance or other disposition, as the case may be, has been made, will succeed to, and be substituted for, and may exercise our every right and power under the indenture, but, in the case of a lease of all or substantially all its assets, we will not be released from the obligation to pay the principal of and interest on the notes.

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

DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors may designate any Restricted Subsidiary (or any person that upon its acquisition otherwise would become a Restricted Subsidiary) to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by us and our Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "-- Restricted Payments" or Permitted Investments, as determined by us. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

TRANSACTIONS WITH AFFILIATES

     We will not, and will not permit any of our Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          1. the Affiliate Transaction is on terms that are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated person; and

          2. we deliver to the trustee:

             a. with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of our Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of our Board of Directors; and

             b. with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          1. any employment agreement entered into by us or any of our Restricted Subsidiaries in the ordinary course of business and consistent with our past practice or the past practice of the relevant Restricted Subsidiary;

          2. transactions between or among us and/or our Restricted
     Subsidiaries;

          3. transactions with a person that is an Affiliate of ours solely because we own an Equity Interest in such person;

          4. payment of reasonable directors fees and reasonable indemnitees to persons who are not otherwise Affiliates of ours;

          5. sales of Equity Interests (other than Disqualified Stock) to Affiliates of ours;

          6. transactions with Weatherford (a) to repay $100.0 million of outstanding Indebtedness, plus accrued and unpaid interest, to Weatherford with the proceeds of this offering, (b) pursuant to agreements as in effect on the date we first issue the notes, and (c) in commercial transactions in the ordinary course of business on terms no less favorable to us or the relevant Restricted Subsidiary than we could obtain in an arm's length transaction with an unrelated person;

          7. Restricted Payments or Permitted Investments that are permitted by the provisions of the indenture described above under the caption
     "-- Restricted Payments."

ADDITIONAL SUBSIDIARY GUARANTEES

     If we or any of our Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within ten Business Days of the date on which it was acquired or created; provided, however, that the foregoing shall not apply to Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries; provided further, however, that if one of our Subsidiaries that is not a Guarantor guarantees any of our or a Guarantor's Indebtedness, that Subsidiary will be required to provide us with a guarantee that ranks pari passu with (or, if that Indebtedness is subordinated Indebtedness, prior to) that Indebtedness.

SALE AND LEASEBACK TRANSACTIONS

     We will not, and will not permit any of our Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided, however, that we or any of our Restricted Subsidiaries may enter into a sale and leaseback transaction if:

          1. we or that Restricted Subsidiary, as the case may be, could have
     (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described under the caption "-- Liens;" provided, however, that clause (a) of this clause (1) shall be suspended during any period in which we and our Restricted Subsidiaries are not subject to the Suspended Covenants;

          2. the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by us and set forth in an officers' certificate delivered to the trustee of the property that is the subject of that sale and leaseback transaction; provided, however, that in the case of any sale and leaseback transaction for consideration exceeding $5.0 million, the fair market value shall be determined by our Board of Directors and set forth in an officers' certificate delivered to the trustee; and

          3. the transfer of assets in that sale and leaseback transaction is permitted by, and we apply or the Restricted Subsidiary applies, as the case may be, the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Mandatory Redemption; Offers to Purchase; Open Market Purchases -- Asset Sales"; provided, however, that, in the event that we or any of our Restricted Subsidiaries consummates a sale and leaseback transaction during a period in which we are not subject to the Suspended Covenants, within twelve months of that sale and leaseback transaction, we will apply the Net Cash Proceeds thereof to permanently repay secured Indebtedness of us or a Guarantor, or any Indebtedness of any of our Restricted Subsidiaries that is not a Guarantor, and if any Indebtedness repaid under this clause (3) is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto.

BUSINESS ACTIVITIES

     We will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to us and our Restricted Subsidiaries taken as a whole.

PAYMENTS FOR CONSENT

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

     Whether or not required by the Commission, so long as any notes are outstanding, we will file with the Commission (unless it will not accept the same for filing), within the times periods specified in the Commission's rules and regulations, all reports, statements and other information required to be filed by a company subject to Section 13(a) of the Exchange Act. In the event that the Commission will not accept those reports for filing, we will nonetheless furnish to the holders of the notes within the same time period:

          1. all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by our certified independent accountants; and

          2. all current reports that would be required to be filed with the Commission on Form 8-K is we were required to file such reports.

     If we have designated any of our Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operation of us and our Restricted Subsidiaries separate from the financial condition and results of operations of our Unrestricted Subsidiaries, if materially different.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

          1. default for 30 days in the payment when due of interest on the notes;

          2. default in payment when due of the principal of or premium, if any, on the notes;

          3. failure by us or any of our Restricted Subsidiaries to comply with the provisions described under the captions "-- Restricted Payments,"
     "-- Incurrence of Indebtedness and Issuance of Preferred Stock" or
     "-- Merger, Consolidation or Sale of Assets";

          4. failure by us or any of our Restricted Subsidiaries for 30 days after notice to comply with the provisions described under the captions "Mandatory Redemption; Offers to Purchase; Open Market Purchases -- Asset Sales," "Mandatory Redemption; Offers to Purchase; Open Market Purchases -- Change of Control";

          5. failure by us or any of our Restricted Subsidiaries for 60 days after notice to comply with any of its other agreements in the indenture or the notes;

          6. default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Restricted

     Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

             a. is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

             b. results in the acceleration of such Indebtedness prior to its express maturity,

     and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

          7. failure by us or any of our Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

          8. except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

          9. certain events of bankruptcy or insolvency described in the indenture with respect to us or any of our Restricted Subsidiaries.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to us, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest, or the principal and premium, if any, on, the notes.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on our behalf with the intention of avoiding payment of the premium that we would have had to pay if we then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, we are required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of us or any Guarantor, as such, will have any liability for any of our or our Guarantors' obligations under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation.

Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

          1. reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

          2. reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-- Mandatory Redemption; Offers to Purchase; Open Market Purchases");

          3. reduce the rate of or change the time for payment of interest on any note;

          4. waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          5. make any note payable in money other than that stated in the notes;

          6. make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

          7. waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Mandatory Redemption; Offers to Purchase; Open Market Purchases");

          8. release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

          9. make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any holder of notes, we, the Guarantors and the trustee may amend or supplement the indenture or the notes:

          1. to cure any ambiguity, defect or inconsistency;

          2. to provide for uncertificated notes in addition to or in place of certificated notes;

          3. to provide for the assumption of our obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of our assets;

          4. to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder; or

          5. to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of us or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must (i) eliminate such conflict within 90 days, (ii) apply to the Commission for permission to continue or (iii) resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for the full text of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified person:

          1. Indebtedness of any other person existing at the time such other person is merged with or into or became a Subsidiary of such specified person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other person merging with or into, or becoming a Subsidiary of, such specified person; and

          2. Indebtedness secured by a Lien encumbering any asset acquired by such specified person.

     "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control," as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

     "Asset Sale" means:

          1. the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory or equipment in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of our assets and our Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Mandatory Redemption; Offers to Purchase; Open Market Purchases -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          2. the issuance of Equity Interests in any of our Restricted Subsidiaries or the sale of Equity Interests in any of our Restricted Subsidiaries.

     Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

          1. any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

          2. a transfer of assets between or among us and our Restricted Subsidiaries,

          3. an issuance of Equity Interests by a Restricted Subsidiary to us or to another Restricted Subsidiary; and

          4. a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain
     Covenants -- Restricted Payments."

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

     "Board of Directors" means:

          1. with respect to a corporation, the board of directors or a duly authorized committee of the board of directors of the corporation;

          2. with respect to a partnership, the board of directors or a duly authorized committee of the board of directors of the general partner of the partnership; and

          3. with respect to any other person, the board or committee of such person serving a similar function.

     "Board Resolution" means, with respect to any entity, a copy of a resolution certified by the Secretary or Assistant Secretary of that entity to have been duly adopted by the Board of Directors of that entity and to be in full force and effect on the date of certification, and delivered to the trustee.

     "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

          1. in the case of a corporation, corporate stock;

          2. in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          3. in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          4. any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

     "Cash Equivalents" means:

          1. United States dollars;

          2. securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

          3. certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to a Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

          4. repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          5. commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within six months after the date of acquisition; and

          6. money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

     "Change of Control" means the occurrence of any of the following:

          1. the direct or indirect sale, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the properties or assets of us and our Restricted Subsidiaries, taken as a whole, to any "person," as that term is used in Section 13(d)(3) of the Exchange Act;

          2. the adoption of a plan relating to our liquidation or dissolution;

          3. the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person," as defined in clause (1) above becomes the ultimate Beneficial Owner, directly or indirectly, of more than 50% of our Voting Stock, measured by voting power rather than number of shares;

          4. the first day on which a majority of the members of our entire Board of Directors are not Continuing Directors; or

          5. our consolidation or merger with or into, any person, or the consolidation or merger of any person with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee person, or the direct parent company of the surviving or transferee person, which, immediately after giving effect to such issuance, constitutes a majority of the outstanding shares of such Voting Stock of such surviving or transferee person, or the direct parent company of the surviving or transferee person.

     For the purposes of this definition of "Change of Control," any transfer of any equity of an entity that was formed for the purpose of acquiring our Voting Stock will be deemed to be a transfer of an Equity Interest in us.

     "Change of Control Triggering Event" means, the occurrence of a Change of Control, or if we are not subject to the Suspended Covenants, there occurs both a Change of Control and a Rating Decline.

     "Commission" means the Securities and Exchange Commission.

     "Consolidated Cash Flow" means, with respect to any specified person for any period, the Consolidated Net Income of such person for such period:

          1. plus an amount equal to any extraordinary loss plus any net loss realized by such person or any of its Subsidiaries in connection with an Asset Sale or in connection with a future write-down of our or our Restricted Subsidiaries' investment in Oil Country Tubular Limited in an amount not to exceed $17.6 million, in either case to the extent such losses were deducted in computing such Consolidated Net Income;

          2. plus provision for taxes based on income or profits of such person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income;

          3. plus consolidated interest expense of such person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income;

          4. plus depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income;

          5. minus non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any specified person for any period, the aggregate of the Net Income of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that:

          1. the Net Income (but not loss) of any person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified person or a Restricted Subsidiary of the person;

          2. the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument (other than those permitted under the "Dividend and Other Payment Restrictions Affecting Subsidiaries" covenant), judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

          3. the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

          4. the cumulative effect of a change in accounting principles will be excluded.

     "Continuing Directors" means, as of any date of determination, any member of our Board of Directors who:

          1. was a member of such Board of Directors on the date of the indenture; or

          2. was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Facilities" means, one or more debt facilities (including, without limitation, the Revolving Credit Facility) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event (other than upon an optional redemption by us), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require us to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that we may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Domestic Subsidiary" means any one of our Subsidiaries that was formed under the laws of the United States or any state of the United States or the District of Columbia.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means the Indebtedness of us and our Subsidiaries (other than Indebtedness under the Revolving Credit Facility) in existence on the date we first issue the notes, until such amounts are repaid.

     "Fixed Charges" means, with respect to any specified person for any period, the sum, without duplication, of:

          1. the consolidated interest expense of such person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

          2. the consolidated interest of such person and its Restricted Subsidiaries that was capitalized during such period; plus

          3. any interest expense on Indebtedness of another person that is guaranteed by such person or one of its Restricted Subsidiaries or secured by a Lien on assets of such person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

          4. the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in our Equity Interests (other than Disqualified Stock) or to us or one of our Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any specified person for any period, the ratio of the Consolidated Cash Flow of such person and its Restricted Subsidiaries for such period to the Fixed Charges of such person and its Restricted Subsidiaries for such period. In the event that the specified person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the"Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          1. acquisitions that have been made by the specified person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (calculated in accordance with Regulation S-X) as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

          2. the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

          3. the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified person or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

     "Government Securities" means direct obligations of, or obligations fully and unconditionally guaranteed or insured by, the United States of America or any agency or instrumentality thereof for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which are not callable or redeemable at the issuer's option (unless, for purposes of "Cash Equivalents" only, the obligations are redeemable or callable at a price not less than the purchase price paid by us or any of our Restricted Subsidiaries, together with all accrued and unpaid interest, if any, on such Government Securities).


     "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.


     "Guarantors" means each of:

          1. the Domestic Subsidiaries; and

          2. any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns.

     "Hedging Obligations" means, with respect to any specified person, the obligations of such person incurred in the normal course of business and consistent with past practices and not for speculative purposes under:

          1. interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

          2. foreign exchange contracts and currency protection agreements entered into with one of more financial institutions is designed to protect the person or entity entering into the agreement against fluctuations in interest rates or currency exchange rates with respect to Indebtedness incurred and not for purposes of speculation;

          3. any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by that entity at the time; and

          4. other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency exchange rates.

     "Indebtedness" means, with respect to any specified person, any indebtedness of such person, whether or not contingent:

          1. in respect of borrowed money;

          2. evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          3. in respect of banker's acceptances;

          4. representing Capital Lease Obligations;

          5. representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

          6. representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified person (whether or not such Indebtedness is assumed by the specified person) and, to the extent not otherwise included, the guarantee by the specified person of any indebtedness of any other person.

     The amount of any Indebtedness outstanding as of any date will be:

          1. the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

          2. the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

     "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's or BBB- (or the equivalent) by S&P.

     "Investments" means, with respect to any person, all direct or indirect investments by such person in other persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If we or any of our Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any of our direct or indirect Subsidiaries such that, after giving effect to any such sale or disposition, such person is no longer our Subsidiary, we will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption"-- Certain Covenants -- Restricted Payments." The acquisition by us or any of our Restricted Subsidiaries of a person that holds an Investment in a third person will be deemed to be an Investment by us or such Restricted Subsidiary in such third person in an amount equal to the fair market value of the Investment held by the acquired person in such third person in an amount determined as provided in the final paragraph of the covenant described above under the caption
"-- Certain Covenants -- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

     "Net Income" means, with respect to any specified person, the net income
(loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such person or any of its Restricted Subsidiaries; and

          (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by us or any of our Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales or brokerage commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness:

          (1) as to which neither we nor any of our Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

          (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice,lapse of time of both any holder of any other Indebtedness (other than the notes) of us or any of our Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of us or any of our Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means the lines of business conducted by us and our Restricted Subsidiaries on the date hereof and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by our Board of Directors and set forth in an officers' certificate delivered to the trustee.

     "Permitted Investments" means:

          (1) any Investment in us or in any of our Restricted Subsidiaries;

          (2) any Investment in Cash Equivalents;

          (3) any Investment by us or any of our Restricted Subsidiaries in a person engaged in a Permitted Business, if as a result of such Investment:

             (a) such person becomes one of our Restricted Subsidiaries; or

             (b) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or any of our Restricted Subsidiaries;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
     "-- Mandatory Redemption; Offers to Purchase; Open Market
     Purchases -- Asset Sales";

          (5) any acquisition of assets solely in exchange for the issuance of our Equity Interests (other than Disqualified Stock);

          (6) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

          (7) Hedging Obligations permitted to be incurred under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; and

          (8) other Investments in any person having an aggregate fair market value (measured on the date each such investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (8) that are at the time outstanding, not to exceed $15.0 million.

     "Permitted Liens" means:

          (1) Liens on assets of us and any Guarantor securing Credit
     Facilities;

          (2) Liens in favor of us or the Guarantors;

          (3) Liens on property of a person existing at the time such person is merged with or into or consolidated with us or any of our Subsidiaries; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the person merged into or consolidated with us or the Subsidiary;

          (4) Liens on property existing at the time of acquisition of the property by us or any of our Subsidiaries; provided, however, that such Liens were in existence prior to the contemplation of such acquisition;

          (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

          (7) Liens existing on the date of the indenture;

          (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor; and

          (9) Liens incurred by us or any of our Restricted Subsidiaries in the ordinary course of business with respect to obligations that do not exceed $5.0 million at any one time outstanding.

     "Permitted Refinancing Indebtedness" means any Indebtedness of us or any of our Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of us or any of our Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

          (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) such Indebtedness is incurred either by us or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.


     "Rating Agency" means each of S&P and Moody's, or if S&P or Moody's or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by us (as certified by a resolution of our Board of Directors) which shall be substituted for S&P or Moody's, or both, as the case may be.

     "Rating Category" means (i) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody's any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca and C (or equivalent successor categories) and (iii) the equivalent of any such category of S&P and Moody's used by another Rating Agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (+ and -- for S&P: 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well from BB- to B, will constitute a decrease of one gradation).

     "Rating Decline" means (i) a decrease of two or more gradations (including gradations within Rating Categories as well as between Rating Categories) in the rating of the notes by either Rating Agency or (ii) a withdrawal of the rating of the notes by either Rating Agency, provided, however, that such decrease or withdrawal occurs on, or within 90 days following, the date of public notice of the occurrence of a Change of Control or of the intention by us to effect a Change of Control, which period shall be extended so long as the rating of the notes is under publicly announced consideration for downgrade by either Rating Agency.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a person means any Subsidiary of such person that is not an Unrestricted Subsidiary.

     "Revolving Credit Facility" means that certain Revolving Credit and Letter of Credit Agreement, dated as of April 14, 2000, by and among us and a syndicate of United States and Canadian banks, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "S&P" means Standard & Poor's Ratings Group, Inc., or any successor to the rating agency business thereof.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any specified person:

          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person (or a combination thereof); and

          (2) any partnership (a) the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or
     (b) the only general partners of which are that person or one or more Subsidiaries of that person (or any combination thereof).

     "Subsidiary Guarantee" means the guarantee of the notes by each of the Guarantors pursuant to the indenture and in the form of the guarantee endorsed on the form of note attached as Exhibit A to the indenture and any additional guarantee of the notes to be executed by any of our Subsidiaries pursuant to the covenant described above under the caption "-- Additional Subsidiary Guarantees."

     "Unrestricted Subsidiary" means any one of our Subsidiaries (or any successor to any of them) that is designated by our Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with us or any of our Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to us or such Restricted Subsidiary than those that might be obtained at the time from persons who are not our Affiliates;

          (3) is a person with respect to which neither we nor any of our Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such person's financial condition or to cause such person to achieve any specified levels of operating results;

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of us or any of our Restricted Subsidiaries; and

          (5) has at least one director on its Board of Directors that is not a director or executive officer of us or any of our Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of us or any of our Restricted Subsidiaries.

     Any designation of any of our Subsidiaries as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by one of our Restricted Subsidiaries as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," we will be in default of such covenant. Our Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by one of our Restricted Subsidiaries of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any person as of any date means the Capital Stock of such person that is at the time entitled to vote in the election of the Board of Directors of such person.

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

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2) the then outstanding principal amount of such Indebtedness.

                         BOOK-ENTRY, DELIVERY AND FORM

     Except as set forth below, exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

     The exchange notes initially will be represented by one or more notes in registered, global form without interest coupons (the "Global Notes"). Upon issuance, the Global Notes will be deposited with the trustee as custodian for the Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "-- Exchange of Global Notes for Certificated Notes."

  DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC, Euroclear and Cedel are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

     DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised us that, pursuant to procedures established by it:

          (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

          (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

     Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests in the Global Notes indirectly through organizations which are Participants in that system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to those persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge those interests to persons that do not participate in DTC's system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

     EXCEPT AS DESCRIBED BELOW UNDER THE CAPTION "-- EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES," OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of, and interest and premium and liquidated damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, DTC, the trustee and us will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of us or the trustee has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes: or

          (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on that payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Cedel will be effected in accordance with their respective rules and operating procedures.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of the portion of the aggregate principal amount of the notes as to which the Participant or Participants has or have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute those notes to its Participants.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, they are under no obligation to perform or to continue to perform these procedures, and may discontinue these procedures at any time. Neither we nor the trustee nor any of our or their respective agents will have any responsibility for the performance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

          (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

          (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

          (3) there shall have occurred and be continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in a Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless that legend is not required by applicable law.

  SAME DAY SETTLEMENT AND PAYMENT

     We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium and liquidated damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of those notes. If no account is specified by a holder, we will mail a check to that holder's registered address. The notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the principal United States federal income tax consequences of the purchase, ownership and disposition of the notes to purchasers and beneficial owners of notes who are United States Holders (as defined below) and the principal United States federal income and estate tax consequences of the purchase, ownership and disposition of the notes to purchasers and beneficial owners of notes who are Foreign Holders (as defined below). This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion is limited to purchasers of notes who hold the notes as capital assets, within the meaning of section 1221 of the Code. This discussion does not address the tax consequences to Foreign Holders that are subject to United States federal income tax on a net basis on income realized with respect to a note because such income is effectively connected with the conduct of a U.S. trade or business. Such Foreign Holders are generally taxed in a similar manner to United States Holders, but certain special rules apply. This discussion does not address the tax consequences to persons who hold the notes through a partnership or similar pass-through entity. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular purchasers of notes in light of their personal circumstances or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, former U.S. citizens and long-term residents or persons who have hedged the risk of owning a note) or the effect of any applicable state, local or foreign tax laws.

     YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

EXCHANGE OF OUTSTANDING NOTES PURSUANT TO THE EXCHANGE OFFER

     The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. You will not recognize gain or loss upon the receipt of exchange notes. If you are not exempt from United States federal income tax, you will be subject to such tax on the same amount, in the same manner and at the same time as you would have been as a result of holding the outstanding notes. If you are a cash-basis holder who is exchanging outstanding notes for exchange notes, you will not recognize in income any accrued and unpaid interest on the outstanding notes by reason of the exchange. The basis and holding period of the exchange notes will be the same as the basis and holding period of the corresponding outstanding notes.

UNITED STATES FEDERAL INCOME TAXATION OF UNITED STATES HOLDERS

     As used herein, the term "United States Holder" means a holder of a note that is, for United States federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation or other entity (other than a partnership) created or organized in or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of source or (d) a trust if
(i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) the trust has elected to be treated as a United States Holder pursuant to applicable Treasury regulations.

  Payment of Interest

     A United States Holder will be required to include in gross income interest on a note at the time that such interest accrues or is received, in accordance with the United States Holder's regular method of accounting for United States federal income tax purposes.

  Market Discount

     Under the market discount rules, if a United States Holder of a note (other than a Holder who purchased the note upon original issuance) purchases the note at a market discount (i.e., at a price below its stated principal amount) in excess of a statutorily-defined de minimis amount and thereafter recognizes gain upon a disposition or retirement of the note, then the lesser of the gain recognized or the portion of the market discount that accrued on a ratable basis (or, if elected, on a constant interest rate basis) generally will be treated as ordinary income at the time of the disposition. Moreover, any market discount in a note may be taxable to a United States Holder to the extent of appreciation in the value of the note at the time of certain otherwise nontaxable transactions (e.g., gifts). Absent an election to include market discount in income as it accrues, a United States Holder of a market discount note may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such note until the United States Holder disposes of the note in a taxable transaction.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the United States Holder elects to accrue on a constant interest method. A United States Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service ("IRS").

  Amortizable Bond Premium

     A United States Holder that purchases a note for an amount in excess of the principal amount will be considered to have purchased the note at a "premium," equal to such excess, and may elect to amortize the premium over the remaining term of the note on a constant yield method. However, if the note is purchased at a time when the note may be optionally redeemed by the Company for an amount that is in excess of its principal amount, special rules may apply that could result in a deferral of the amortization of bond premium until later in the term of the note. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the note. A United States Holder that elects to amortize bond premium must reduce its tax basis in the note by the premium amortized. Bond premium on a note held by a United States Holder that does not make such election will decrease the gain or increase the loss otherwise recognized on disposition of the note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

  Sale, Exchange or Retirement of the Notes

     Upon the sale, exchange, redemption, retirement at maturity or other disposition of a note, a United States Holder generally will recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued interest not previously included in income, which amount will be taxable as ordinary income) and such United States Holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note generally will equal the cost of the note to such United States Holder, decreased by the amount of any payments (other than interest) received by such United States Holder.

     Gain or loss recognized on the disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the United States Holder's holding period for the note is more than one year. The deduction of capital losses is subject to certain limitations. United States Holders of notes should consult tax advisors regarding the treatment of capital gains and losses.

  Backup Withholding and Information Reporting

     Backup withholding and information reporting requirements may apply to certain payments ("reportable payments") of principal and interest on a note, and to proceeds of the sale or redemption of a note before maturity. We, our agent, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold from any reportable payment that is subject to backup withholding a tax equal to 31% of such payment if, among other things, a United States Holder fails to furnish his taxpayer identification number (social security or employer identification number), certify that such number is correct, certify that such holder is not subject to backup withholding or otherwise comply with the applicable requirements of the backup withholding rules. Certain United States Holders, including all corporations, are not subject to backup withholding and information reporting requirements for payments made in respect of the notes. Any amounts withheld under the backup withholding rules from a reportable payment to a United States Holder will be allowed as a credit against such United States Holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

     The amount of any reportable payments, including interest, made to the record United States Holders of notes (other than to holders which are exempt recipients) and the amount of tax withheld, if any, with respect to such payments will be reported to such United States Holders and to the IRS for each calendar year.

UNITED STATES FEDERAL INCOME TAXATION OF FOREIGN HOLDERS

     As used herein, the term "Foreign Holder" means a holder of a note that is, for United States federal income tax purposes, neither a United States Holder, as defined above nor a former U.S. citizen or long-term resident, as defined in section 877 of the Code.

  Payment of Interest on Notes

     In general, payments of interest received by a Foreign Holder will not be subject to a United States federal withholding tax, provided that (a)(i) the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Grant Prideco entitled to vote,
(ii) the Foreign Holder is not a controlled foreign corporation that is related to Grant Prideco actually or constructively through stock ownership, (iii) the Foreign Holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code, and (iv) either (A) the beneficial owner of the note, under penalties of perjury, provides us or our agent with such beneficial owner's name and address and certifies on IRS Form W-8BEN (or a suitable substitute form) that it is not a United States Holder or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") holds the note and provides a statement to us or our agent under penalties of perjury in which it certifies that such an IRS Form W-8BEN (or a suitable substitute) has been received by it from the beneficial owner of the note or qualifying intermediary and furnishes us or our agent a copy thereof or
(b) the Foreign Holder is entitled to the benefits of an income tax treaty under which interest on the notes is exempt from United States withholding tax and the Foreign Holder or such Foreign Holder's agent provides a properly executed IRS Form W-8BEN claiming the exemption. Payments of interest not exempt from United States federal withholding tax as described above will be subject to such withholding tax at the rate of 30% (subject to reduction under an applicable income tax treaty). Certain Foreign Holders who claim benefits of a treaty may be required in certain circumstances to obtain a taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to establish residence in a foreign country. Special procedures apply to payments through intermediaries.

  Sale, Exchange or Retirement of the Notes

     A Foreign Holder generally will not be subject to United States federal income tax (and generally no tax will be withheld) with respect to gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of a note (including any gain representing accrued market discount) unless (a) the Foreign Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and, generally, either has a "tax home" or an "office or other fixed place of business" in the United States or (b) the Foreign Holder is not exempt from United States federal withholding tax on payments of interest on the note, in which case the interest may be subject to withholding tax at the rate of 30% (subject to reduction under an applicable income tax treaty).

  Backup Withholding and Information Reporting

     Backup withholding and information reporting requirements do not apply to payments of interest made by us or a paying agent to Foreign Holders if the certification described above under "-- United States Federal Income Taxation of Foreign Holders -- Payment of Interest on Notes" is received, provided that the payor does not have actual knowledge that the holder is a United States Holder. If any payments of principal and interest are made to the beneficial owner of a note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign "broker" (as defined in applicable Treasury regulations) pays the proceeds of the sale of a note to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment by a foreign office of a broker that is (a) a United States person, (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (c) a "controlled foreign corporation" (generally, a foreign corporation controlled by certain United States shareholders) with respect to the United States, or, (d) a foreign partnership with certain connections to the United States, unless the broker has documentary evidence in its records that the holder is a Foreign Holder and certain other conditions are met or the holder otherwise establishes an exemption. Payment by a United States office of a broker is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies under penalties of perjury that it is a Foreign Holder or otherwise establishes an exemption.

  Federal Estate Taxes

     Subject to applicable estate tax treaty provisions, notes held at the time of death (or notes transferred before death but subject to certain retained rights or powers) by an individual who at the time of death is a Foreign Holder will not be included in such Foreign Holder's gross estate for United States federal estate tax purposes provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Grant Prideco entitled to vote or hold the notes in connection with a U.S. trade or business.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale, if required under applicable securities laws and upon prior written request.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commission or concessions received by such person may be considered underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be regarded as admitting that it is an "underwriter," within the meaning of the Securities Act.

     For a period of 90 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS


     The validity of the issuance of the exchange notes will be passed upon by our Vice President and General Counsel, Philip A. Choyce.


                                    EXPERTS


     The audited financial statements incorporated by reference into this prospectus and this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION


     This prospectus contains information about certain contracts or other documents that is not necessarily complete. When we make such statements, we refer you to the actual copies of the contracts or documents (that we will make available upon request), because the information is qualified in all respects by reference to those documents.


     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's web site at http://www.sec.gov. In addition, documents we file can be inspected at the offices of the New York Stock Exchange, Inc., New York, New York.


     Our Annual Report on Form 10-K for the year ended December 31, 2000 is hereby incorporated into this document by reference. We also hereby incorporate by reference into this prospectus any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until the expiration of the exchange offer.


     We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, copies of the documents to which we refer you in this prospectus or which we expressly incorporate herein. Requests for such documents should be directed to Philip A. Choyce, Corporate Secretary, Grant Prideco Inc., 1450 Lake Robbins Drive, Suite 600, The Woodlands, Texas 77380; telephone number: (281) 297-8500. TO OBTAIN TIMELY DELIVERY OF ANY COPIES OF FILINGS REQUESTED, PLEASE WRITE OR TELEPHONE NO LATER THAN FIVE DAYS BEFORE THE EXPIRATION DATE.

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     State corporate laws and our charter documents include provisions designed to limit the liability of our officers and directors and, in certain circumstances, to indemnify our officers and directors against certain liabilities. These provisions are designed to encourage qualified individuals to serve as our officers and directors.

  Exculpation Of Monetary Liability

     Under Delaware law, a corporation may include provisions in its certificate of incorporation that relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including

     - a breach of the director's duty of loyalty,

     - acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law,

     - the approval of an improper payment of a dividend or an improper purchase by the corporation of the corporation's stock or

     - any transaction from which the director derived an improper personal benefit.

     Under Texas law, a corporation may provide similar exculpation provisions except in cases of: liability for breach of the director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, knowing violations of law, actions leading to improper personal benefit to the director, and payment of dividends or approval of stock repurchases or redemptions that are unlawful under Texas law.

     Our certificates of incorporation provide that our directors are not liable to us or our stockholders for monetary damages for breach of their fiduciary duty, subject to the restrictions above. The limited partnership agreements of Grant Prideco, L.P. and XL Systems, L.P. and the limited liability company agreements of Grant Prideco USA, LLC and Grant Prideco Holding, LLC contain provisions for similar indemnification of their officers and managers, as applicable. These limitations of liability may not affect claims arising under the federal securities laws.

  Indemnification

     Under Section 145 of the Delaware General Corporation Law and our charter documents, we are obligated to indemnify our present and former directors and officers and may indemnify other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a "derivative action"), if the person to whom indemnity is granted acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action, and the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to us. Texas laws, and the charter documents of our Texas entities, contain similar provisions.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers and controlling persons pursuant to the foregoing provisions, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     ITEM 21. EXHIBITS.


          2.1 (b)        -- Distribution Agreement, dated as of March 22, 2000,
                            between Weatherford and Grant
          3.1 (b)        -- Restated Certificate of Incorporation of Grant Prideco,
                            Inc.
          3.2 (a)        -- Restated Bylaws of Grant Prideco, Inc.
          3.3 (c)        -- Certificate of Incorporation of GP Expatriate Services,
                            Inc.
          3.4 (c)        -- By-laws of GP Expatriate Services, Inc.
          3.5 (c)        -- Limited Liability Company Agreement of Grant Prideco
                            Holding, LLC
          3.6 (c)        -- Agreement of Limited Partnership of Grant Prideco, LP
          3.7 (c)        -- Limited Liability Company Agreement of Grant Prideco USA,
                            LLC
          3.8 (c)        -- Certificate of Incorporation of Star Operating Company
          3.9 (c)        -- By-laws of Star Operating Company
          3.10(c)        -- Certificate of Incorporation of TA Industries, Inc.
          3.11(c)        -- By-laws of TA Industries, Inc.
          3.12(c)        -- Certificate of Incorporation of Texas Arai, Inc.
          3.13(c)        -- By-laws of Texas Arai, Inc.
          3.14(c)        -- Restated Articles of Incorporation of Tube-Alloy Capital
                            Corporation
          3.15(c)        -- Amended and Restated By-laws of Tube-Alloy Capital
                            Corporation
          3.16(c)        -- Articles of Incorporation of Tube-Alloy Corporation and
                            Amendment thereto
          3.17(c)        -- Amended and Restated By-laws of Tube-Alloy Corporation
          3.18(c)        -- Certificate of Incorporation of XL Systems International,
                            Inc.
          3.19(c)        -- Amended and Restated By-laws of XL Systems International,
                            Inc.
          3.20(c)        -- Agreement of Limited Partnership of XL Systems, L.P.
          4.1 (f)        -- Amended and Restated Loan and Security Agreement
          4.2 (f)        -- First Amendment to Loan and Security Agreement
          4.3 (f)        -- Second Amendment to Loan and Security Agreement
          4.4 (f)        -- Third Amendment to Loan and Security Agreement
          4.5 (b)        -- Guaranty, dated April 14, 2000, by Grant Prideco, Inc.'s subsidiaries in favor of Transamerica Business Credit
                            Corporation, as agent
          4.6 (f)        -- Amended and Restated Pledge Agreement
          4.7 (f)        -- Indenture for 9 5/8% Senior Notes due 2007
          4.8 (f)        -- Form of 9 5/8% Senior Notes due 2007 (included in Exhibit
                            4.7)
          5.1*           -- Opinion of Philip A. Choyce, Vice President and General
                            Counsel of Grant Prideco, regarding legality
         10.1            -- See exhibits 2.1 and 4.1 through 4.7 for certain items
                            constituting material contracts.
         10.2 (a)        -- Grant Prideco, Inc. 2000 Non-Employee Director Stock
                            Option Plan
         10.3 (a)        -- Grant Prideco, Inc. 2000 Employee Stock Option and
                            Restricted Stock Plan
         10.4 (a)        -- Grant Prideco, Inc. Executive Deferred Compensation Plan
         10.5 (a)        -- Grant Prideco, Inc. Foreign Executive Deferred
                            Compensation Plan
         10.6 (a)        -- Grant Prideco, Inc. Deferred Compensation Plan for
                            Non-Employee Directors
         10.7 (d)        -- Employment Agreement dated April 14, 2000 with Bernard J.
                            Duroc-Danner
         10.8 (d)        -- Employment Agreement with Frances R. Powell
         10.9 (f)        -- Employment Agreement with Curtis W. Huff
         10.10(d)        -- Change of Control Agreement dated April 14, 2000 with
                            William Chunn
         10.11(e)        -- Preferred Supplier Agreement dated April 14, 2000,
                            between Grant Prideco, Inc. and Weatherford
                            International, Inc.
         10.12(e)        -- Tax Allocation Agreement dated April 14, 2000 between
                            Grant Prideco and Weatherford
         10.13(f)        -- Exchange and Registration Rights Agreement dated as of
                            December 4, 2000, among the registrants and Lehman
                            Brothers Inc.
         10.14(a)        -- Grant Prideco, Inc. 401(k) Savings Plan

             10.15(a)        -- Investment Agreement, dated as of April 29, 1999, by and between Grant Prideco, Inc.
                                and Voest-Alpine Schienen GmbH & Co KG
             10.16(a)        -- Operating Agreement, dated as of July 23, 1999, by and between Grant Prideco, Inc. and
                                Voest-Alpine Schienen GmbH & Co KG
            +10.17(a)        -- Supply Agreement, dated as of July 23, 1999, by and between Voest-Alpine Stahlrohr
                                Kindberg GmbH & Co KG and Grant Prideco, Inc.
             10.18(a)        -- Manufacturing and Sales Agreement, dated as of January 1, 1996, by and between Grant
                                Prideco, S.A. and Oil Country Tubular Limited
             10.19(a)        -- Stock Purchase Agreement, dated as of June 19, 1998, by and among Weatherford,
                                Pridecomex Holding, S.A. de C.V., Tubos de Acero de Mexico S.A. and Tamsider S.A. de
                                C.V.
            +10.20(a)        -- Master Technology License Agreement, dated as of June 19, 1998, by and between Grant
                                Prideco, Inc. and DST Distributors of Steel Tubes Limited
             10.21(a)        -- Agreement, dated as of November 12, 1998, by and between Tubos de Acero de Mexico,
                                Tamsider S.A. de C.V., DST Distributors of Steel Tubes Limited, Techint Engineering
                                Company, Weatherford, Grand Prideco, Pridecomex Holding, S.A. de C.V. and Grant
                                Prideco, S.A. de C.V.
             10.22(a)        -- Agreement, dated as of December 1, 1998, by and between Tubos de Acero de Mexico,
                                Tamsider S.A. de C.V., Weatherford and Pridecomex Holdings, S.A. de C.V.
             12.1*           -- Statements re Computation of Ratios
             21.1 (f)        -- Subsidiaries of Registrant
             23.1*           -- Consent of Arthur Andersen LLP
             23.2*           -- Consent of Philip A. Choyce (included in exhibit 5.1)
             24.1            -- Powers of Attorney (included on page II-5)
             25.1*           -- Statement of Eligibility of Trustee
             99.1*           -- Letter of Transmittal and Notice of Guaranteed Delivery


---------------


 *   Included herein.


 + Certain portions of these exhibits were intentionally excluded pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

(a) Incorporated by reference to Grant Prideco, Inc.'s Registration Statement on Form 10 (file No. 00115423).

(b) Incorporated by reference to Grant Prideco, Inc.'s Registration Statement on Form S-3 (Registration No. 333-35272).

(c) Incorporated by reference to the registrants' Registration Statement on Form S-3 (Registration No. 333-48722).

(d) Incorporated by reference to Grant Prideco Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

(e) Incorporated by reference from Weatherford International, Inc.'s Quarterly Report on Form 10-Q for the three months ended March 31, 2000.


(f) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000.


ITEM 22. UNDERTAKINGS.

     The registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the

Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of responding to the request.

     Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

                               POWER OF ATTORNEY



     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Curtis W. Huff and Frances R. Powell, and each of them, either one of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.


                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, on April 9, 2001.


     in the City of The Woodlands, State of Texas:
                                            GRANT PRIDECO, INC.
                                            GP EXPATRIATE SERVICES, INC.
                                            GRANT PRIDECO HOLDING, LLC
                                            GRANT PRIDECO, L.P.
                                            STAR OPERATING COMPANY
                                            TA INDUSTRIES, INC.
                                            TEXAS ARAI, INC.
                                            TUBE-ALLOY CAPITAL CORPORATION
                                            TUBE-ALLOY CORPORATION
                                            XL SYSTEMS INTERNATIONAL, INC.
                                            XL SYSTEMS, L.P.


                                            By:    /s/ CURTIS W. HUFF

                                            ------------------------------------

                                                       Curtis W. Huff

                                               President and Chief Executive
                                                          Officer
                                                    or President of each

     in the City of Wilmington, State of Delaware:
                                            GRANT PRIDECO USA, LLC

                                            By:      /s/ SAL SEGRETO
                                            ------------------------------------
                                                        Sal Segreto,
                                                         President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on April 9, 2001.



     With respect to Grant Prideco, Inc.:


             /s/ CURTIS W. HUFF                 Chief Executive Officer, President and
---------------------------------------------   Director (principal executive officer)
               Curtis W. Huff

                 /s/ FRANCES R. POWELL                    Chief Financial Officer, Vice President and Treasurer
 ------------------------------------------------------   (principal financial and accounting officer)
                   Frances R. Powell

                                                          Chairman of the Board, Director
 ------------------------------------------------------
                Bernard J. Duroc-Danner

                                                          Director
 ------------------------------------------------------
                     Eliot M. Fried

                  /s/ SHELDON B. LUBAR                    Director
 ------------------------------------------------------
                    Sheldon B. Lubar

                /s/ WILLIAM E. MACAULAY                   Director
 ------------------------------------------------------
                  William E. Macaulay

                /s/ ROBERT K. MOSES, JR.                  Director
 ------------------------------------------------------
                  Robert K. Moses, Jr.

                                                          Director
 ------------------------------------------------------
                    Robert A. Rayne


     With respect to GP Expatriate Services, Inc., Grant Prideco Holding, LLC, Grant Prideco, L.P. Star Operating Company, TA Industries, Inc., Texas Arai, Inc., Tube-Alloy Capital Corporation, Tube-Alloy Corporation, XL Systems International, Inc. and XL Systems, L.P.:


             /s/ CURTIS W. HUFF                 President (principal executive officer) of
---------------------------------------------   each and Director of each corporation and
               Curtis W. Huff                   manager of Grant Prideco Holding, LLC

            /s/ FRANCES R. POWELL               Treasurer (principal financial officer) of
---------------------------------------------   each and Director of each corporation and
              Frances R. Powell                 manager of Grant Prideco Holding, LLC

            /s/ PHILIP A. CHOYCE                Director of each corporation and manager of
---------------------------------------------   Grant Prideco Holding, LLC
              Philip A. Choyce


     With respect to Grant Prideco USA, LLC:

               /s/ SAL SEGRETO                  President (principal executive officer) and
---------------------------------------------   manager
                 Sal Segreto

              /s/ LINDA BUBACZ                  Treasurer (principal financial officer) and
---------------------------------------------   manager
                Linda Bubacz

               /s/ DAVE WEIGEL                  Manager
---------------------------------------------
                 Dave Weigel

                               INDEX TO EXHIBITS


          2.1 (b)        -- Distribution Agreement, dated as of March 22, 2000,
                            between Weatherford and Grant
          3.1 (b)        -- Restated Certificate of Incorporation of Grant Prideco,
                            Inc.
          3.2 (a)        -- Restated Bylaws of Grant Prideco, Inc.
          3.3 (c)        -- Certificate of Incorporation of GP Expatriate Services,
                            Inc.
          3.4 (c)        -- By-laws of GP Expatriate Services, Inc.
          3.5 (c)        -- Limited Liability Company Agreement of Grant Prideco
                            Holding, LLC
          3.6 (c)        -- Agreement of Limited Partnership of Grant Prideco, LP
          3.7 (c)        -- Limited Liability Company Agreement of Grant Prideco USA,
                            LLC
          3.8 (c)        -- Certificate of Incorporation of Star Operating Company
          3.9 (c)        -- By-laws of Star Operating Company
          3.10(c)        -- Certificate of Incorporation of TA Industries, Inc.
          3.11(c)        -- By-laws of TA Industries, Inc.
          3.12(c)        -- Certificate of Incorporation of Texas Arai, Inc.
          3.13(c)        -- By-laws of Texas Arai, Inc.
          3.14(c)        -- Restated Articles of Incorporation of Tube-Alloy Capital
                            Corporation
          3.15(c)        -- Amended and Restated By-laws of Tube-Alloy Capital
                            Corporation
          3.16(c)        -- Articles of Incorporation of Tube-Alloy Corporation and
                            Amendment thereto
          3.17(c)        -- Amended and Restated By-laws of Tube-Alloy Corporation
          3.18(c)        -- Certificate of Incorporation of XL Systems International,
                            Inc.
          3.19(c)        -- Amended and Restated By-laws of XL Systems International,
                            Inc.
          3.20(c)        -- Agreement of Limited Partnership of XL Systems, L.P.
          4.1 (f)        -- Amended and Restated Loan and Security Agreement
          4.2 (f)        -- First Amendment to Loan and Security Agreement
          4.3 (f)        -- Second Amendment to Loan and Security Agreement
          4.4 (f)        -- Third Amendment to Loan and Security Agreement
          4.5 (b)        -- Guaranty, dated April 14, 2000, by Grant Prideco, Inc.'s subsidiaries in favor of Transamerica Business Credit
                            Corporation, as agent
          4.6 (f)        -- Amended and Restated Pledge Agreement
          4.7 (f)        -- Indenture for 9 5/8% Senior Notes due 2007
          4.8 (f)        -- Form of 9 5/8% Senior Notes due 2007 (included in Exhibit
                            4.7)
          5.1*           -- Opinion of Philip A. Choyce, Vice President and General
                            Counsel of Grant Prideco, regarding legality
         10.1            -- See exhibits 2.1 and 4.1 through 4.7 for certain items
                            constituting material contracts.
         10.2 (a)        -- Grant Prideco, Inc. 2000 Non-Employee Director Stock
                            Option Plan
         10.3 (a)        -- Grant Prideco, Inc. 2000 Employee Stock Option and
                            Restricted Stock Plan
         10.4 (a)        -- Grant Prideco, Inc. Executive Deferred Compensation Plan
         10.5 (a)        -- Grant Prideco, Inc. Foreign Executive Deferred
                            Compensation Plan
         10.6 (a)        -- Grant Prideco, Inc. Deferred Compensation Plan for
                            Non-Employee Directors
         10.7 (d)        -- Employment Agreement dated April 14, 2000 with Bernard J.
                            Duroc-Danner
         10.8 (d)        -- Employment Agreement with Frances R. Powell
         10.9 (f)        -- Employment Agreement with Curtis W. Huff
         10.10(d)        -- Change of Control Agreement dated April 14, 2000 with
                            William Chunn
         10.11(e)        -- Preferred Supplier Agreement dated April 14, 2000,
                            between Grant Prideco, Inc. and Weatherford
                            International, Inc.
         10.12(e)        -- Tax Allocation Agreement dated April 14, 2000 between
                            Grant Prideco and Weatherford
         10.13(f)        -- Exchange and Registration Rights Agreement dated as of
                            December 4, 2000, among the registrants and Lehman
                            Brothers Inc.
         10.14(a)        -- Grant Prideco, Inc. 401(k) Savings Plan

             10.15(a)        -- Investment Agreement, dated as of April 29, 1999, by and between Grant Prideco, Inc.
                                and Voest-Alpine Schienen GmbH & Co KG
             10.16(a)        -- Operating Agreement, dated as of July 23, 1999, by and between Grant Prideco, Inc. and
                                Voest-Alpine Schienen GmbH & Co KG
            +10.17(a)        -- Supply Agreement, dated as of July 23, 1999, by and between Voest-Alpine Stahlrohr
                                Kindberg GmbH & Co KG and Grant Prideco, Inc.
             10.18(a)        -- Manufacturing and Sales Agreement, dated as of January 1, 1996, by and between Grant
                                Prideco, S.A. and Oil Country Tubular Limited
             10.19(a)        -- Stock Purchase Agreement, dated as of June 19, 1998, by and among Weatherford,
                                Pridecomex Holding, S.A. de C.V., Tubos de Acero de Mexico S.A. and Tamsider S.A. de
                                C.V.
            +10.20(a)        -- Master Technology License Agreement, dated as of June 19, 1998, by and between Grant
                                Prideco, Inc. and DST Distributors of Steel Tubes Limited
             10.21(a)        -- Agreement, dated as of November 12, 1998, by and between Tubos de Acero de Mexico,
                                Tamsider S.A. de C.V., DST Distributors of Steel Tubes Limited, Techint Engineering
                                Company, Weatherford, Grand Prideco, Pridecomex Holding, S.A. de C.V. and Grant
                                Prideco, S.A. de C.V.
             10.22(a)        -- Agreement, dated as of December 1, 1998, by and between Tubos de Acero de Mexico,
                                Tamsider S.A. de C.V., Weatherford and Pridecomex Holdings, S.A. de C.V.
             12.1*           -- Statements re Computation of Ratios
             21.1(f)         -- Subsidiaries of Registrant
             23.1*           -- Consent of Arthur Andersen LLP
             23.2*           -- Consent of Philip A. Choyce (included in exhibit 5.1)
             24.1            -- Powers of Attorney (included on page II-5)
             25.1*           -- Statement of Eligibility of Trustee
             99.1*           -- Letter of Transmittal and Notice of Guaranteed Delivery


---------------


 *   Included herein.


 + Certain portions of these exhibits were intentionally excluded pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

(a) Incorporated by reference to Grant Prideco, Inc.'s Registration Statement on Form 10 (file No. 00115423).

(b) Incorporated by reference to Grant Prideco, Inc.'s Registration Statement on Form S-3 (Registration No. 333-35272).

(c) Incorporated by reference to the registrants' Registration Statement on Form S-3 (Registration No. 333-48722).

(d) Incorporated by reference to Grant Prideco Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

(e) Incorporated by reference from Weatherford International, Inc.'s Quarterly Report on Form 10-Q for the three months ended March 31, 2000.


(f) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000.